EXHIBIT 10.1

CREDIT AND GUARANTY AGREEMENT

Dated as of April 4, 2008

ALLION HEALTHCARE, INC.

BIOMED HEALTHCARE, INC.

ACCESS THERAPEUTICS, INC.

ATLAS RESPIRATORY SERVICES, INC.

BIOMED CALIFORNIA, INC.

BIOMED FLORIDA, INC.

BIOMED KANSAS, INC.

BIOMED PA, INC.

BIOMED PHARMACEUTICALS, INC.

BIOMED TEXAS, INC.

ACCESS HEALTHCARE SERVICES, LLC

MOMS PHARMACY OF BROOKLYN, INC.

MOMS PHARMACY, INC.

MOMS PHARMACY, INC.

MAIL ORDER MEDS OF FLORIDA, LLC

ORIS HEALTH, INC.

NORTH AMERICAN HOME HEALTH SUPPLY, INC.

MEDICINE MADE EASY

SPECIALTY PHARMACIES, INC.

Collectively, as the Borrowers,

CIT HEALTHCARE LLC,
as Administrative Agent,

and

THE OTHER LENDERS PARTY HERETO

Arranged By:

CIT CAPITAL SECURITIES LLC,
as Sole Lead Arranger and Book Runner

       7.12.... Organization Documents; Fiscal Year; Legal Name, State of Formation

ARTICLE 13........ appointment of THE Borrower representative; joint and several liability of the

            Borrowers...................................................................................................... 110

       13.01.. Borrower Representative................................................................................ 110

       13.02.. Joint and Several Liability of Borrowers.......................................................... 110

SCHEDULES

2.01	Commitments and Pro Rata Shares
4.01	Subordinated Indebtedness
5.10	Insurance
5.13	Capitalization
5.17	IP Rights
5.18	Broker’s Fees
5.20(a)	Locations of Real Property
5.20(b)	Locations of Tangible Personal Property
5.20(c)	Locations of Chief Executive Office
5.24	Material Contracts
6.18	Post-Closing Covenants
7.01	Liens Existing on the Closing Date
7.02	Investments Existing on the Closing Date
7.03	Indebtedness Existing on the Closing Date
12.02	Certain Addresses for Notices

EXHIBITS

A-1	Form of Loan Notice
B-1	Form of Revolving Note
B-2	Form of Term Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption Agreement
E	Form of Joinder Agreement
F	Form of Landlord Agreement
G	Form of Subordination Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT is entered into as of April 4, 2008 among, ALLION HEALTHCARE, INC., a Delaware corporation (“ Holdings ”), Biomed Healthcare, Inc., a Delaware corporation, Access Therapeutics, Inc., a Delaware corporation, Atlas Respiratory Services, Inc., a Delaware corporation, Biomed California, Inc., a California corporation, Biomed Florida, Inc., a Florida corporation, Biomed Kansas, Inc., a Kansas corporation, Biomed Pa, Inc., a Pennsylvania corporation, Biomed Pharmaceuticals, Inc., a Delaware corporation, Biomed Texas, Inc., a Texas corporation, Access Healthcare Services, LLC, a Pennsylvania limited liability company, Moms Pharmacy of Brooklyn, Inc., a New York corporation, Moms Pharmacy, Inc., a California corporation, Moms Pharmacy, Inc., a New York corporation, Mail Order Meds of Florida, LLC, a Florida limited liability company, Oris Health, Inc., a California corporation, North American Home Health Supply, Inc., a California corporation, Medicine Made Easy, a California corporation, Specialty PharmacIES, Inc., a Washington corporation and such other Persons joined hereto as a Borrower from time to time (each a “ Borrower ” and together with Holdings, the “ Borrowers ”), the Guarantors (as hereinafter defined) from time to time party hereto, the Lenders (as hereinafter defined) from time to time party hereto, and CIT HEALTHCARE LLC, as Administrative Agent.

The Borrowers have requested that the Lenders provide $55,000,000 in credit facilities for the purposes set forth herein and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS
1.01          Defined Terms .  As used in this Agreement, the following terms shall have the meanings set forth below:
“ Accounts ” means all of the Loan Parties’ present and future:  (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) reserves and credit balances arising in connection with or pursuant to this Agreement; (d) guaranties, (e) other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (f) property, including notes and deposits, of the Loan Parties’ account debtors securing the obligations owed by such account debtors to the Loan Parties; and (g) all proceeds of any of the foregoing.

“ Acquisition ” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or any substantial portion of the Property of another Person or all or a portion of the Capital Stock of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“ Administrative Agent ” means CIT Healthcare LLC in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“ Administrative Agent’s Bank Account ” means the Administrative Agent’s bank account number 304909629, ABA No. 021000021 at JPMorgan Chase Bank NA in New York, New York, Reference:  Allion Healthcare.

“ Administrative Agent’s Office ” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 12.02 or such other address or account as the Administrative Agent may from time to time notify the Borrowers and the Lenders.

“ Administrative Questionnaire ” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“ Affiliate ” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is controlled by or is under common Control with the Person specified.

“ Agent-Related Persons ” means the Administrative Agent, together with its Affiliates (including, in the case of CIT Healthcare LLC in its capacity as the Administrative Agent and CIT Capital Securities LLC in its capacity as the Arranger), and its Approved Funds, and the officers, directors, employees, agents, advisors, auditors and Controlling Persons and attorneys-in-fact of such Persons and Affiliates; provided, however, that no Agent-Related Person shall be an Affiliate of the Borrowers or the Guarantors.

“ Aggregate Payments ” has the meaning set forth in Section 10.06 .

“ Agreement ” means this Credit and Guaranty Agreement, as amended, modified, restated, supplemented and extended from time to time.

“ AmerisourceBergen Contract ” means that certain supply agreement by and between Holdings and AmerisourceBergen Drug Corporation dated September 15, 2003, as amended from time to time.

“ AmerisourceBergen Subordination Agreement ” means that certain Subordination Agreement by and between AmerisourceBergen Drug Corporation and Administrative Agent dated as of even date herewith.

“ Applicable Margin ” means the following percentages per annum:  3.00% for Base Rate Loans and 4.00% for LIBOR Loans.

“ Approved Fund ” means (i) any Person (other than a natural person) engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit and that is advised, administered, or managed by a Lender, an Affiliate of a Lender (or an entity or an Affiliate of an entity that administers, advises or manages a Lender); (ii) with respect to any Lender that is an investment fund, any other investment fund that invests in loans and that is advised, administered or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor; and (iii) any third party which provides “warehouse financing” to a Person described in the preceding clause (i) or (ii) (and any Person described in said clause (i) or (ii) shall also be deemed an Approved Fund with respect to such third party providing such warehouse financing).

“ Arranger ” means CIT Capital Securities LLC, in its capacity as sole lead arranger and book runner.

“ Assignment and Assumption ” means an Assignment and Assumption Agreement substantially in the form of Exhibit D .

“ Attorney Costs ” means and includes all fees, expenses and disbursements of any law firm or other external counsel.

“ Attributable Indebtedness ” means, on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“ Audited Pre-Closing Financial Statements ” means, collectively, (i) the unaudited consolidated balance sheet of Target and its Subsidiaries for the Fiscal Year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Target and its Subsidiaries for such Fiscal Year, including the notes thereto and (ii) the audited consolidated balance sheet of Holdings and its Subsidiaries for the Fiscal Year ended December 31, 2007, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, including the notes thereto.

“ Availability Period ” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Revolving Loan Maturity Date, (b) the date of termination of the Revolving Commitments pursuant to Section 2.06 , and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 9.02.

“ Bankruptcy Code ” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“ Base Rate ” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the rate of interest in effect for such day as publicly announced from time to time by JPMorgan Chase Bank as its “prime rate” in effect for such day.    Any change in the “prime rate” announced by JPMorgan Chase Bank shall take effect without notice to the Borrowers at the opening of business on the day specified as the effective date of change in the public announcement or publication of such change.  The Base Rate is not necessarily the lowest rate of interest charged by Lenders in connection with extensions of credit.

“ Base Rate Loan ” means a Loan that accrues interest by reference to the Base Rate in accordance with the terms of this Agreement.

“ Blocked Account ” means each bank account that is established by the Borrowers pursuant to Section 2.14(c) of this Agreement and subject to a Blocked Account Agreement.

“ Blocked Account Agreement ” means a three-party agreement in form and substance reasonably satisfactory to the Administrative Agent among the Administrative Agent, the applicable Borrowers and the bank that will maintain the Blocked Account in which the Borrowers have issued Standing Transfer Instructions.

“ Borrower Representative ” means Holdings, in its capacity as the borrowing agent on behalf of itself and the Borrowers.

“ Borrowers ” has the meaning specified in the introductory paragraph hereto.

“ Borrowing ” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of LIBOR Loans, having the same Interest Period made by the Lenders pursuant to Sections 2.01 and 2.02.

“ Business Day ” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any such day meeting the above requirements on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“ Businesses ” means, at any time, a collective reference to the businesses operated by the Borrowers and their Subsidiaries at such time.

“ Capital Expenditures ” means, with respect to any Person, all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the balance sheet of such Person, including expenditures in respect of Capital Leases.

“ Capital Lease ” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“ Capital Stock ” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ Cash Control Period ” means the period of time commencing upon the occurrence and continuation of an Event of Default.  For purposes of this Agreement, a Cash Control Period shall be deemed to remain outstanding from the initial date of any Cash Control Period until the earlier of (a) the waiver of such Event of Default by the Required Lenders, or (b) the Termination Date.

“ Cash Equivalents ” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (iii) any bank whose short term commercial paper rating from S&P is at least A1 or the equivalent thereof or from Moody’s is at least P1 or the equivalent thereof (any such bank being an “ Approved Bank ”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A1 (or the equivalent thereof) or better by S&P or P1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by reputable financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to Investments of the character described in the foregoing subdivisions (a) through (d).

“ Change of Control ” means, at any time, (i) any Person (other than Raymond A. Mirra, who may own more than 35% of the direct or indirect beneficial ownership on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings, so long as such ownership in excess of 24% is acquired in connection with Earnout Payments) or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) shall have acquired beneficial ownership of thirty-five percent (35%) or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings, (ii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who are Incumbent Directors; or (iii) Holdings shall cease to beneficially own and control one hundred percent (100%), on a fully diluted basis, of the economic and voting interests in the Capital Stock of any Borrower or any Guarantor; or (iv) a “Change of Control” or any term of similar effect, as defined in the document governing any Subordinated Indebtedness of any Loan Party or any Subsidiary thereof.

“ CIT Capital ” means CIT Capital Securities, LLC, and its successors and assigns.

“ Closing Date ” means April 4, 2008.

“ CMS ” means the Centers for Medicare and Medicaid Services of HHS and any successor thereof and any predecessor thereof, including the United States Health Care Financing Administration.

“ Collateral ” means, collectively, all real and personal Property with respect to which Liens in favor of the Administrative Agent are granted (or were intended to be granted) pursuant to and in accordance with the terms of the Collateral Documents.

“ Collateral Assignment of Agreement ” means that certain Collateral Assignment of Agreement and Plan of Merger executed by each of the applicable Loan Parties in favor of the Administrative Agent under and pursuant to which such Loan Parties collaterally assign to the Administrative Agent all of their rights and remedies to certain agreements, in each case as amended, supplemented, modified, replaced, substituted for or restated from time to time and all exhibits and schedules attached thereto.

“ Collateral Documents ” means, collectively, the Security Agreement, the Landlord Agreements, the Collateral Assignment of Agreements, the Deposit Account Control Agreements, the Deposit Account Restriction Agreements, the Blocked Account Agreements and such other security documents as may be executed and delivered by the Loan Parties pursuant to the terms of Section 6.14 .

“ Commitment ” means, as to each Lender, the Revolving Commitment and/or the Term Loan Commitment, as applicable, set forth opposite such Lender’s name on Schedule 2.01 or in the Register, as applicable, as the same may be reduced or modified at any time and from time to time pursuant to the terms hereof.

“ Compliance Certificate ” means a certificate substantially in the form of Exhibit C .

“ Concentration Account ” means the bank account number 003922594898, ABA number 052001633 for ACH and EFT transfer and ABA number 026009593 for wire transfers with the account name Allion Healthcare, Inc., maintained by Borrower Representative at Bank of America at 10 Light Street, Baltimore, Maryland 21202 and subject to a Deposit Account Control Agreement.

“ Consolidated Capital Expenditures ” means, for any period, for Loan Parties and their Subsidiaries on a consolidated basis, all Capital Expenditures, as determined in accordance with GAAP; provided , however , that Consolidated Capital Expenditures shall not include (a) expenditures made with proceeds of any Involuntary Disposition to the extent such expenditures are used to purchase Property that is the same as or similar to the Property subject to such Involuntary Disposition or (b) Permitted Acquisitions.

“ Consolidated EBITDA ” means, for any period for the Consolidated Group on a consolidated basis (without duplication), an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income:  (a) Consolidated Interest Charges for such period, (b) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period, (c) the amount of depreciation and amortization expense for such period, (d) restructuring charges, accruals or reserves related to the Target Merger, (e) extraordinary losses, unusual or non-recurring charges, and (f) all other non-recurring non-cash charges (including non-cash stock or equity compensation) reasonably acceptable to Administrative Agent and for which no cash outlay prior to the Termination Date is foreseeable; and minus the following to the extent included in calculating such Consolidated Net Income:  (w) Consolidated Interest Income, (x) income tax credits (to the extent not netted from income taxes payable), (y) any extraordinary, unusual or non-recurring income or gains (including gains on the sale of assets outside the ordinary course of business) and related tax effects thereon and (z) all non-cash income, for the period of the four (4) Fiscal Quarters ended on such date; provided, however, that such calculation as of the Fiscal Quarter ending June 30, 2008 shall be for the most recent fiscal quarterly period ending on such date on a cumulative, annualized basis; such calculation as of the Fiscal Quarter ending September 30, 2008 shall be for the two (2) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis; and such calculation as of the Fiscal Quarter ending December 31, 2008 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

“ Consolidated Fixed Charges ” means, for any period for the Consolidated Group on a consolidated basis, an amount equal to the sum of (a) the cash portion of Consolidated Interest Charges for such period plus (b) Consolidated Scheduled Funded Debt Payments for such period plus (c) taxes paid in cash for such period, all as determined in accordance with GAAP.

“ Consolidated Fixed Charges Coverage Ratio ” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four (4) Fiscal Quarters ended on such date less Capital Expenditures made in such period to (b) Consolidated Fixed Charges for the period of four (4) Fiscal Quarters ended on such date; provided, however, that such calculation as of the Fiscal Quarter ending June 30, 2008 shall be for the most recent fiscal quarterly period ending on such date on a cumulative, annualized basis; such calculation as of the Fiscal Quarter ending September 30, 2008 shall be for the two (2) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis; and such calculation as of the Fiscal Quarter ending December 31, 2008 shall be for the three (3) most recent fiscal quarterly periods ending on such date on a cumulative, annualized basis.

“ Consolidated Funded Indebtedness ” means Funded Indebtedness of Loan Parties and their Subsidiaries on a consolidated basis determined in accordance with GAAP.

“ Consolidated Group ” means the Loan Parties and their Subsidiaries.

“ Consolidated Interest Charges ” means, for any period, the interest expense (including any rent expense for such period under Capital Leases that is treated as interest in accordance with GAAP) of the Consolidated Group for such period with respect to all outstanding Indebtedness of the Consolidated Group (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP), determined on a consolidated basis in accordance with GAAP.

“ Consolidated Interest Income ” means, for any period, the interest income of the Consolidated Group for such period, determined on a consolidated basis in accordance with GAAP.

“ Consolidated Net Income ” means, for any period for the Consolidated Group on a consolidated basis, the net income of the Consolidated Group for such period as determined in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person (other than a Subsidiary of a Borrower) in which a Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Subsidiary in the form of dividends or similar distributions, (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation, governing document or Law applicable to such Subsidiary and (c) the income (or deficit) of any Subsidiary of any Borrower which is not a Guarantor.

“ Consolidated Scheduled Funded Debt Payments ” means, for any period for the Consolidated Group on a consolidated basis, the sum of all scheduled payments of principal on Consolidated Funded Indebtedness scheduled to be paid during such period, as determined in accordance with GAAP.  For purposes of this definition, payments of principal scheduled to be paid (a) shall be determined after giving effect to any reduction of such scheduled payments resulting from the application of any voluntary prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Synthetic Leases and Sale and Leaseback Transactions, (c) shall not include any mandatory prepayments required pursuant to Section 2.05 , and (d) shall be determined without giving effect to the Following Business Day Convention.

“ Consolidated Senior Leverage Ratio ” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness (other than Subordinated Indebtedness) as of such date to (b) Consolidated EBITDA.

“ Consolidated Total Leverage Ratio ” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date (other than Subordinated Indebtedness associated with the Qualified Seller Notes) to (b) Consolidated EBITDA.

“ Contract Provider ” means any Person or any employee, agent or subcontractor of such Person who provides professional health care services under or pursuant to any employment arrangement or contract with any Borrower or any Subsidiary.

“ Contractual Obligation ” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“ Contributing Guarantors ” has the meaning set forth in Section 10.06 .

“ Control ” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “ Controlling ” and “ Controlled ” have meanings correlative thereto.  Without limiting the generality of the foregoing, a Person shall be deemed to be controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“ Credit Extension ” means a Borrowing.

“ Debt Issuance ” means the issuance of any Indebtedness for borrowed money by any Loan Party other than Indebtedness permitted under Section 7.03 .

“ Debtor Relief Laws ” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“ Default ” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“ Default Rate ” means when used with respect to Obligations, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided , however , that with respect to a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in all cases to the fullest extent permitted by applicable Laws.  Interest accruing at the Default Rate shall be immediately payable upon demand.

“ Defaulting Lender ” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding under any Debtor Relief Laws.

“ Deposit Account Control Agreement ” means an agreement among a Loan Party, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent and which provides the Administrative Agent with “control” (as such term is used in Article 9 of the UCC) over the deposit account(s) described therein, as the same may be amended, modified, extended, restated, replaced, or supplemented from time to time, and contains such other terms and conditions as Administrative Agent may reasonably require, including as to any such agreement pertaining to any deposit account, providing that such depository institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis (or such other periodic basis acceptable to Administrative Agent) to the Concentration Account (or, at Administrative Agent’s option during a Cash Control Period, to Administrative Agent’s Bank Account) all funds received or deposited into such deposit account.

“ Deposit Account Restriction Agreement ” means an agreement among a Borrower, a depository institution, and the Administrative Agent, which agreement is in a form reasonably acceptable to the Administrative Agent covering deposit accounts into which proceeds of Accounts from Governmental Account Debtors are paid directly by the Governmental Account Debtor, and which agreement contains such terms and conditions as Administrative Agent may reasonably require, including a requirement that such depository institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis (or such other periodic basis acceptable to Administrative Agent) to the Concentration Account (or, at Administrative Agent’s option during a Cash Control Period, to Administrative Agent’s Bank Account) all funds received or deposited into such deposit account unless the applicable Borrower shall otherwise instruct the bank in writing, subject to the limitations set forth in the Deposit Account Restriction Agreement and the other Loan Documents.

“ Disposition ” or “ Dispose ” means the sale, transfer, license, lease or other disposition of any Property by any Loan Party or any Subsidiary (including the Capital Stock of any Subsidiary), including any Sale and Leaseback Transaction and including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding (a) the sale, lease, license, transfer or other disposition of inventory in the ordinary course of business of the Loan Parties and their Subsidiaries, (b) the sale, lease, license, transfer or other disposition of machinery and equipment no longer used or useful in the conduct of business of the Loan Parties and their Subsidiaries, (c) any sale, lease, license, transfer or other disposition of Property by any Loan Party or any Subsidiary to any other Loan Party, (d) any Involuntary Disposition by any Loan Party or any Subsidiary and (e) any license of any IP Rights by any Loan Party or any Subsidiary in the ordinary course of business.

“ Dollar ” and “ $ ” mean lawful money of the United States.

“ Earnout Payment ” means any payment (whether in the form of cash, stock or a note) of the Earnout Payment Amount (as defined in the Target Merger Agreement).

“ Environmental Laws ” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq .), the Hazardous Materials Transportation Act (49 U.S.C. § 5101, et seq .), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq .), the Federal Clean Water Act (33 U.S.C. § 1251 et seq .), the Clean Air Act (42 U.S.C. § 7401 et seq .), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq .), the Safe Drinking Water Act (42 U.S.C. § 300f to 300j-26 et seq .), the Oil Pollution Act of 1990 (33 U.S.C. § 2701 et seq .) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq .), as such laws may be amended or otherwise modified from time to time, and any other federal, state, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions and common law relating to pollution, the protection of the environment, natural resources, human health or the release of any materials into the environment, including those related to Hazardous Materials, hazardous substances or wastes, indoor and outdoor air emissions, soil, groundwater, wastewater, surface water, stormwater, wetlands, sediment and discharges of wastewater to  public treatment systems.

“ Environmental Liability ” means any liability, contingent or otherwise (including any liability for damages, losses, punitive damages, consequential damages, costs of environmental investigation and remediation, fines, penalties, indemnities or expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants)), of the Borrowers or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ Equity Issuance ” means any issuance by any Loan Party or any Subsidiary thereof to any Person of shares of its Capital Stock, other than any issuance of shares of Capital Stock by Holdings (a) pursuant to the exercise of options or warrants, (b) pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities, (c) as consideration for or to finance a Permitted Acquisition and (d) to officers and employees pursuant to employee benefit or incentive plans or other similar arrangements.  The term “Equity Issuance” shall not be deemed to include any Disposition.

“ ERISA ” means the Employee Retirement Income Security Act of 1974 and any successor thereto.

“ ERISA Affiliate ” means any corporation, trade or business (whether or not incorporated) under common control with a Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).  Any former ERISA Affiliate of a Borrower or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of a Borrower or any of its Subsidiaries within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of a Borrower or any of its Subsidiaries and with respect to liabilities arising after such period for which a Borrower or any of its Subsidiaries could be liable under the Internal Revenue Code or ERISA.

“ ERISA Event ” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Borrower or any ERISA Affiliate; (g) the occurrence of an act or omission which could give rise to the imposition on a Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Plan; (h) the assertion of a material claim (other than routine claims for benefits) against any Plan other than a Multiemployer Plan or the assets thereof, or against the Borrowers or any ERISA Affiliate in connection with any Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (j) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; (k) the commencement of any administrative investigation, audit or other administrative proceeding by the Department of Labor, IRS or other Governmental Authority, including any voluntary compliance submission through the IRS’s Employee Plans Compliance Resolution System or the Department of Labor’s Voluntary Fiduciary Correction Program; or (l) the occurrence of a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

“ Eurodollar Reserve Percentage ” the daily average during the preceding month of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor thereto) for “Eurocurrency Liabilities” (as defined therein).

“ Event of Default ” has the meaning specified in Section 9.01 .

“ Exchange Act ” means the Securities Exchange Act of 1934, as amended.

“ Excluded Account ” means any deposit account that is used solely for payment of payroll, bonuses, other compensation and related expenses, and deposit accounts that do not, in the aggregate, have a balance in excess of $500,000 at any time.

“ Excluded Property ” means, with respect to any Loan Party (a) any owned or leased real or personal Property which is located outside of the United States unless requested by the Required Lenders, (b) any leased Real Property, (c) any personal Property (including motor vehicles) in respect of which perfection of a Lien is not governed by the UCC, unless requested by the Required Lenders, and (d)  other than Accounts, any lease, license or other asset over which the granting of a security interest in such asset is prohibited by contractual restrictions or applicable Law and would result in the termination of such lease or license, but only to the extent that (i) in the case of contractual restrictions after reasonable efforts, consent from the relevant party or parties has not been obtained and (ii) any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable law (including Debtor Relief Laws) or principles of equity.

“ Exclusion Event ” means an event or events resulting in the exclusion of any Borrower or any Subsidiary or any of the Facilities from participation in any Medical Reimbursement Program.

“ Existing Credit Agreement ” means that certain Amended and Restated Financing Agreement by and among CIT Healthcare LLC, as lender, and Target and certain of its Affiliates, as borrowers, dated October 15, 2007 (as amended from time to time).

“ Existing Seller Notes ” means, collectively, the following unsecured promissory notes: (i) that certain Promissory Note dated October 5, 2007 executed by Biomed America, Inc. in favor of Raymond A. Mirra, Jr. in the principal amount of $3,000,000, (ii) that certain Promissory Note dated December 31, 2007 executed by Biomed America, Inc., Biomed Pharmaceuticals, Inc., Biomed California, Inc., Biomed Florida, Inc., Biomed Kansas, Inc., Biomed PA, Inc. and Biomed Texas, Inc. in favor of RAM Capital Group, LLC, in the principal amount of $218,535 and (iii) that certain Promissory Note dated September 30, 2006 executed by Apogenics Healthcare, Inc. in favor of RAM Capital Group, LLC in the principal amount of $425,000.

“ Facilities ” means, at any time, the facilities and real properties owned, leased, managed or operated by any Loan Party or any Subsidiary, from which any Loan Party or any Subsidiary provides or furnishes goods or services.

“ Fair Share ” has the meaning set forth in Section 10.06 .

“ Fair Share Contribution Amount ” has the meaning set forth in Section 10.06 .

“ Federal Funds Rate ” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to CIT Healthcare on such day on such transactions as determined by the Administrative Agent, in its sole discretion.

“ Fee Letter ” means the letter agreement dated as of March 13, 2008 among the Borrowers, the Administrative Agent and the Arranger.

“ Fiscal Quarter ” means a fiscal quarter of any Fiscal Year.

“ Fiscal Year ” means the fiscal year of Loan Parties and their Subsidiaries or Target, as applicable, ending on December 31 of each calendar year.

“ Following Business Day Convention ” means a contractual provision or provision of applicable Laws pursuant to which a scheduled date for payment or performance of an obligation, which date is not a Business Day, is extended to the first following day that is a Business Day.

“ Foreign Lender ” has the meaning specified in Section 3.01(f) .

“ FRB ” means the Board of Governors of the Federal Reserve System of the United States.

“ Funded Indebtedness ” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                obligations for borrowed money, whether current or long-term (including the Obligations and any Subordinated Indebtedness) and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)               all purchase money indebtedness;
(c)                the principal portion of all obligations under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);
(d)               the maximum amount available to be drawn under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(e)                all obligations in respect of the deferred purchase price of Property or services (other than trade accounts payable in the ordinary course of business);
(f)                 Attributable Indebtedness in respect of Capital Leases;
(g)                all preferred stock or other equity interests providing for mandatory redemptions sinking fund or like payments prior to the Term Loan Maturity Date (except to the extent payable in common stock);
(h)                all Funded Indebtedness of others secured by (or for which the holder of such Funded Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; and
(i)                  all Guarantees with respect to Funded Indebtedness of the types specified in clauses (a) through (h) above of another Person.
“ Funding Guarantor ” has the meaning set forth in Section 10.06 .

“ GAAP ” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“ Governmental Account Debtor ” means an account debtor making payments under Medicare, Medicaid and TRICARE and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government.

“ Governmental Approvals ” means any and all Permits of each Governmental Authority issued or required under Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Laws applicable to the business of any Borrower or any of its Subsidiaries.

“ Governmental Authority ” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“ Governmental Reimbursement Program Cost ” means with respect to and payable by the Borrowers and their Subsidiaries the sum of:

(a)                amounts (including punitive and other similar amounts) agreed to be paid or payable (i) in settlement of claims or (ii) as a result of a final, non-appealable judgment, award or similar order, in each case, relating to participation in Medical Reimbursement Programs;
(b)               all final, non-appealable fines, penalties, forfeitures or other amounts rendered pursuant to criminal indictments or other criminal proceedings relating to participation in Medical Reimbursement Programs; and
(c)                the amount of final, non-appealable recovery, damages, awards, penalties, forfeitures or similar amounts rendered in any litigation, suit, arbitration, investigation, review or other legal or administrative proceeding of any kind relating to participation in Medical Reimbursement Programs.
“ Guarantee ” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “ primary obligor ”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“ Guaranteed Obligations ” has the meaning set forth in Section 10.01 .

“ Guarantor ” means all future direct or indirect Subsidiaries of Borrowers (unless such Subsidiary is a Borrower).

“ Guaranty ” means the guaranty made by each Guarantor in favor of the Administrative Agent, the Lenders and the other Secured Parties pursuant to Article 10 .

“ HHS ” means the United States Department of Health and Human Services and any successor thereof.

“ HIPAA ” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936.

“ Hazardous Materials ” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead-based paint, toxic mold or fungus, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“ Healthcare Laws ” means all federal and state laws applicable to the business of Borrower regulating the provision of and payment for healthcare services, including HIPAA, Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a-7b (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and Section 1877 of the Social Security Act, as amended, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute,” and all rules and regulations promulgated thereunder, including the Medicare Regulations and the Medicaid Regulations, the Federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated pursuant thereto, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated pursuant thereto, and quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies, and all rules and regulations promulgated under any of the foregoing.

“ Healthcare Permit ” means a Governmental Approval required under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries or necessary in the sale, furnishing, or delivery of goods or services under Healthcare Laws applicable to the business of any Borrower or any of its Subsidiaries.

“ Hedge Agreement ” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “ Master Agreement ”), including any such obligations or liabilities under any Master Agreement.

“ Hedge Party ” means any Person that is a counterparty to a Hedge Agreement with a Loan Party.

“ Holdings ” has the meaning specified in the introductory paragraph hereto.

“ Holdings Unadjusted 2007 EBITDA ” means EBITDA as defined in the annual unaudited financial statements of Holdings for the fiscal year ending December 31, 2007, in the amount of $7,948,000.

“ Incumbent Directors ” means those Persons who were members of the board of directors of Holdings on the closing Date (it being acknowledged and agreed that the two members of the board of directors of Holdings to be appointed by the former stockholders of Target in connection with the Target Merger are considered to be members of the board of directors of Holdings as of the Closing Date); provided that any Person who becomes a director after the Closing Date and whose election or nomination for election was approved by a vote of at least a majority of the then-current Incumbent Directors shall be deemed to be an Incumbent Director.

“ Indebtedness ” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)                all Funded Indebtedness;
(b)               the Termination Value of any Secured Hedge Agreement;
(c)                Synthetic Leases, Sale and Leaseback Transactions and Securitization Transactions; and
(d)               all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (b) and (c) above of any other Person.
“ Indemnified Liabilities ” has the meaning set forth in Section 12.05 .

“ Indemnitees ” has the meaning set forth in Section 12.05 .

“ Information ” has the meaning set forth in Section 12.08(a) .

“ Interest Payment Date ” means (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such LIBOR Loan and the Term Loan Maturity Date or Revolving Loan Maturity Date (as applicable); provided , however , that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each calendar month and the Revolving Loan Maturity Date or Term Loan Maturity Date (as applicable).

“ Interest Period ” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower Representative in its Loan Notice; provided that:

(a)                any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b)               any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c)                no Interest Period shall extend beyond the Term Loan Maturity Date or Revolving Loan Maturity Date, as applicable.
“ Interim Pre-Closing Financial Statements ” means, collectively, (i) the unaudited consolidated financial statements of the Target and its Subsidiaries for the period commencing January 1, 2008 through and including February 29, 2008 and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for such period and (ii) the unaudited consolidated financial statements of the Loan Parties and their Subsidiaries for the period commencing January 1, 2008 through and including February 29, 2008 and the related consolidated statements of income or operations, shareholders’ equity and cash flows, for such period.

“ Internal Revenue Code ” means the Internal Revenue Code of 1986.

“ Investment ” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any of the Capital Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, or (c) an Acquisition.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“ Involuntary Disposition ” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any Property of any Loan Party.

“ IP Rights ” has the meaning set forth in Section 5.17 .

“ IRS ” means the United States Internal Revenue Service.

“ Joinder Agreement ” means a joinder agreement substantially in the form of Exhibit E executed and delivered by a Subsidiary in accordance with the provisions of Section 6.12 .

“ Landlord Agreement ” means any agreement between the Administrative Agent and the landlord of Real Property occupied by a Loan Party, as tenant, which agreement shall be substantially in the form attached hereto as Exhibit F (or such other form as is reasonably satisfactory to the Administrative Agent), as amended, supplemented, modified, replaced, substituted for or restated from time to time and all exhibits and schedules attached thereto.

“ Laws ” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, compacts, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“ Lender ” means each Person identified as a “Lender” on the signature pages hereto and its successors and assigns.

“ Lender Parties ” has the meaning specified in Section 12.07(g) .

“ Lender Securitization ” has the meaning specified in Section 12.07(g) .

“ Lender Securitization Liabilities ” has the meaning specified in Section 12.07(g) .

“ Lender Securitization Parties ” has the meaning specified in Section 12.07(g) .

“ Lending Office ” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower Representative and the Administrative Agent.

“ LIBO Base Rate ” means, for any Interest Period with respect to any LIBOR Loan:

(a)                the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the Bloomberg Screen BBAM (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or
(b)               if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or
(c)                if the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next 1/100th of 1%) determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by JPMorgan Chase Bank and with a term equivalent to such Interest Period would be offered by JPMorgan Chase Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period.
“ LIBO Rate ” means for any Interest Period with respect to any LIBOR Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the LIBO Base Rate for such LIBOR Loan for such Interest Period by (b) one minus the Eurodollar Reserve Percentage for such LIBOR Loan for such Interest Period.

“ LIBOR Loan ” means any Loan which accrues interest by reference to the LIBO Rate plus the Applicable Margin, in accordance with the terms of this Agreement.

“ Lien ” means any mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“ Loan ” means an extension of credit by a Lender to any Borrower under Article 2 in the form of a Term Loan and/or a Revolving Loan.

“ Loan Documents ” means this Agreement, each Note, each Joinder Agreement, each Collateral Document, each Request for Credit Extension, each Compliance Certificate, each Landlord Agreement, each Secured Hedge Agreement, each Subordination Agreement and each other document, instrument or agreement from time to time executed by any Loan Party or any Subsidiary or any Responsible Officer thereof and delivered in connection with the transactions contemplated by this Agreement.

“ Loan Notice ” means a notice of (a) a Borrowing of Revolving Loans, (b) a conversion of Loans from one Type to the other pursuant to Section 2.02(a) , or (c) a continuation of LIBOR Loans pursuant to Section 2.02(a) , which, if in writing, shall be substantially in the form of Exhibit A-1 .

“ Loan Parties ” means, collectively, each Borrower and each Guarantor a party hereto.

“ Master Agreement ” has the meaning set forth in the definition of “Hedge Agreement.”

“ Material Adverse Effect ” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, assets, liabilities (actual or contingent) or financial condition of the Loan Parties and their Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its Obligations under any Loan Document to which it is a party (as determined by the Administrative Agent in its reasonable discretion); (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse effect on the validity, perfection or priority of a Lien in favor of the Administrative Agent for the benefit of the Secured Parties on any material portion of the Collateral or on the aggregate value of the Collateral.

“ Material Contract ” means any lease of real or personal property, contract or other arrangement to which any Loan Party or any of its Subsidiaries is a party (other than the Loan Documents), for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“ Material Provider Agreement ” means, at any time, any contract between one or more Borrowers and a payor of Accounts that, in any consecutive 3-month period ending at such time, accounts for more than 10% of the total Accounts of the Borrowers.

“ Medicaid ” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq . of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“ Medicaid Provider Agreement ” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.

“ Medicaid Regulations ” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.

“ Medical Reimbursement Programs ” means a collective reference to Medicare, Medicaid and TRICARE and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third party payor programs.

“ Medicare ” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at Section 1395, et seq . of Title 42 of the United States Code, as amended, and any statute succeeding thereto.

“ Medicare Provider Agreement ” means an agreement entered into between CMS or other such entity administering the Medicare program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide items and services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.

“ Medicare Regulations ” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including CMS, the OIG, HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.

“ Mirra Subordination Agreement ” means that certain Subordination Agreement by and between Raymond A. Mirra, Jr. and Administrative Agent dated as of even date herewith.

“ Moody’s ” means Moody’s Investors Service, Inc. and any successor thereto.

“ Multiemployer Plan ” means any employee benefit plan of the type described in Sections 4001(a)(3) or 3(37) of ERISA that is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six (6) plan years, has made or been obligated to make contributions.

“ Net Cash Proceeds ” means the aggregate cash and Cash Equivalents proceeds received by any Loan Party or any Subsidiary in respect of any Disposition, Involuntary Disposition, Equity Issuance, or Debt Issuance net of (a) direct costs incurred in connection therewith (including legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), and (c) the amount necessary to retire any Indebtedness secured by a Permitted Lien on the related Property; it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the sale or other disposition of any non cash consideration received by any Borrower or any Subsidiary in any Disposition, Involuntary Disposition, Equity Issuance or Debt Issuance.

“ New Seller Notes ” means, collectively, those certain unsecured subordinated promissory notes that may be issued by Holdings, from time to time to Target Owners or Stockholders (as defined in the Target Merger Agreement) in connection with the Earnout Payment.

“ Note ” or “ Notes ” means each Term Note and/or each Revolving Note, individually or collectively, as appropriate.

“ Obligations ” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  The foregoing shall also include any obligations or liabilities of any Loan Party under any Secured Hedge Agreement.

“ Obligee Guarantor ” has the meaning set forth in Section 10.08 .

“ OFAC ” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“ OIG ” means the Office of Inspector General of HHS and any successor thereof.

“ Organization Documents ” means, (a) with respect to any corporation, the, charter, certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“ Other Taxes ” has the meaning set forth in Section 3.01(b) .

“ Participant ” has the meaning set forth in Section 12.07(d) .

“ Patriot Act ” has the meaning specified in Section 5.25 .

“ PBGC ” means the Pension Benefit Guaranty Corporation or any successor thereto.

“ Pension Plan ” means any Plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding six (6) plan years.

“ Permit ” means any governmental license, authorization, registration, permit, drug or device authorization and approval, certificate, franchise, qualification, accreditation, consent and approval required under any applicable Law and required in order for any Person to carry on its business as now conducted.

“ Permitted Acquisitions ” means (a) Target Merger and (b) Investments consisting of an Acquisition by any Loan Party or any Subsidiary, provided that (i) the Property acquired (or the Property of the Person acquired) in such Acquisition is used or useful in the same line of business (or reasonably related thereto) as the Borrowers and their Subsidiaries were engaged in on the Closing Date, (ii) the Administrative Agent shall have received not less than twenty (20) days prior notice of such Acquisition, which notice shall contain a summary, in reasonable detail, of the material acquisition terms and conditions, including the proposed price, and Borrowers’ projections prepared in connection with such Acquisition, and (iii) at or prior to the closing of such Permitted Acquisition, the Administrative Agent shall be granted a first priority perfected Lien (subject to Permitted Liens) in the assets and capital stock or other equity interests of such acquisition target or Subsidiary and such acquisition target or Subsidiary shall join this Agreement and the other Loan Documents as a Loan Party pursuant to the terms of Section 6.12 ; and (iv) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (v) the Borrower Representative shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter for which the Borrowers have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b) , as applicable and no other Default exists or would be caused by such Acquisition, (vi) the representations and warranties made by the Loan Parties in each Loan Document shall be true and correct in all material respects at and as if made as of the date of such Acquisition (after giving effect thereto) except to the extent such representations and warranties expressly relate to an earlier date, (vii) if such transaction involves the purchase of an interest in a partnership between any Borrower (or a Subsidiary of any Borrower) as a general partner and entities unaffiliated with such Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly owned by such Borrower newly formed for the sole purpose of effecting such transaction, (viii) the Total Consideration paid by any Loan Party or any Subsidiary pursuant to this clause for any Acquisition (or any series of related Acquisitions) shall not exceed $5,000,000, and (ix) the Total Consideration paid by the Loan Parties and their Subsidiaries pursuant to this clause for all Acquisitions occurring in any Fiscal Year shall not exceed $7,500,000 and in the aggregate prior to the Term Loan Maturity Date shall not exceed $15,000,000, and (x) the business and assets acquired by a Loan Party, or in the case of a joint venture, formed, in such Acquisition shall be free and clear of all Liens (other than Permitted Liens).

“ Permitted Liens ” means, at any time, Liens in respect of Property of the Loan Parties and their Subsidiaries permitted to exist at such time pursuant to the terms of Section 7.01 .

“ Person ” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“ Plan ” means (i) any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates; and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, including any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan or other equity-based plan, change in control agreement, retention, severance pay plan, dependent care plan, sick leave, disability, death benefit, group insurance, hospitalization, dental, life, any fund, trust or arrangement providing health benefits including multiemployer welfare arrangements, a multiple employer welfare fund or arrangement, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, termination agreement, severance agreement, non-competition agreement, consulting agreement, confidentiality agreement, vacation policy, employee loan, or other similar plan, agreement or arrangement, whether written or oral, funded or unfunded, or actual or contingent which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“ Proceedings ” means any actual or threatened civil, equitable or criminal proceeding litigation, action, suit, claim, investigation (governmental or judicial or otherwise), dispute indictment or prosecution, pleading, demand or the imposition of any fine or penalty or similar matter.

“ Pro Forma Adjusted EBITDA ” means the sum of (i) Holdings Unadjusted 2007 EBITDA, plus, (ii) up to $640,000 for the Medicaid audit settlement, plus (iii) up to $600,000 for the impairment of long lived asset, plus (iv) up to $1,500,000 for legal expenses related to Oris litigation, plus (v) Target EBITDA.

“ Pro Forma Basis ” means, for purposes of calculating the financial covenants in Article 8 , that any Disposition, Involuntary Disposition, Restricted Payment or Acquisition shall be deemed to have occurred as of the first day of the four (4) Fiscal Quarter period most recently ended prior to the date of such transaction for which the Borrowers have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b) .  In connection with the foregoing, (a) with respect to any Disposition or Involuntary Disposition, (i) income statement and cash flow statement items (whether positive or negative) attributable to the Property disposed of shall be excluded to the extent relating to any period occurring prior to the date of such transaction and (ii) Indebtedness which is retired shall be excluded and deemed to have been retired as of the first day of the applicable period and (b) with respect to any Acquisition, (i) income statement items attributable to the Person or Property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Loan Parties and their Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01 and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (ii) any Indebtedness incurred or assumed by any Loan Party or any Subsidiary (including the Person or Property acquired) in connection with such transaction and any Indebtedness of the Person or Property acquired which is not retired in connection with such transaction (A) shall be deemed to have been incurred as of the first day of the applicable period and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination.

“ Pro Forma Compliance Certificate ” means a certificate of a Responsible Officer of the Borrower Representative containing reasonably detailed calculations of the financial covenants set forth in Article 8 as of the most recent Fiscal Quarter end for which the Loan Parties have delivered financial statements pursuant to Section 6.01(a) or Section 6.01(b) after giving effect to the applicable transaction on a Pro Forma Basis.

“ Pro Forma Consolidated Funded Indebtedness ” means the sum of outstanding obligations under (i) the Revolving Loans as of the Closing Date, (ii) the Term Loan as of the Closing Date and (iii) the existing notes payable of any Borrower (including the Target).

“ Pro Rata Share ” means, with respect to any Lender at any time, (a) with respect to such Lender’s Revolving Commitment, at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Commitment of such Lender at such time and the denominator of which is the amount of the total Revolving Commitments at such time; provided that if commitments of each Lender to make Revolving Loans have been terminated pursuant to Section 9.02 , then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof, and (b) with respect to the outstanding Term Loan at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the outstanding Term Loan held by such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Term Loan held by all Term Loan Lenders at such time.  The initial Pro Rata Share of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“ Property ” means any interest of any kind in any property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock.

“ Qualified Seller Notes ” means only those New Seller Notes, which are deeply subordinated to the Obligations under this Agreement and the other Loan Documents, pursuant to terms and conditions of a Subordination Agreement satisfactory to Administrative Agent, in its sole discretion, which Subordination Agreement shall be in the form attached as Exhibit G attached hereto.

“ RAM Subordination Agreement ” means that certain Subordination Agreement by and between RAM Capital Group, LLC and Administrative Agent dated as of even date herewith.

“ Rating Agencies ” has the meaning set forth in Section 12.08(a) .

“ Real Property ” means the real estate listed on Schedule 5.20(a) , and any other real estate owned or leased after the Closing Date.

“ Register ” has the meaning set forth in Section 12.07(c) .

“ Registrar ” has the meaning set forth in Section 12.07(c) .

“ Reportable Event ” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“ Representatives ” has the meaning set forth in Section 12.08(a) .

“ Request for Credit Extension ” means with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice.

“ Required Lenders ” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments and the outstanding Term Loan, or (b) if the Revolving Commitments have been terminated, the aggregate Revolving Exposures and outstanding Term Loan; provided, however, if there are two (2) or fewer Lenders, “Required Lenders” shall mean all Lenders.  The Revolving Commitments (or, if the Revolving Commitments have terminated, the aggregate Revolving Exposure) and the outstanding Term Loan held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“ Required Revolving Lenders ” means, at any time, Revolving Lenders holding in the aggregate more than fifty percent (50%) of (a) the Revolving Commitments, or (b) if the Revolving Commitments have been terminated, the aggregate Revolving Exposures; provided, however, if there are two (2) or fewer Revolving Lenders, “Required Revolving Lenders” shall mean all Revolving Lenders.  The Revolving Commitments (or, if the Revolving Commitments have terminated, the aggregate Revolving Exposure) held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“ Responsible Officer ” means the chief executive officer, president, chief financial officer or treasurer of a Loan Party.  Any document delivered hereunder that is executed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“ Restricted Payment ” means (a) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding (d) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Indebtedness of any Loan Party or any of its Subsidiaries, including, without limitation, the Sellers Notes, and (e) the payment by any Loan Party or any of its Subsidiaries of any management, advisory or consulting fee to any Person or the payment of any extraordinary salary, bonus or other form of compensation to any Person who is directly or indirectly a significant partner, shareholder, owner or executive officer of any such Person, including, without limitation, pursuant to any management fee agreements.

“ Revolving Availability ” means, at any time, an amount equal to (a) the total Revolving Commitments less (b) the total Revolving Exposures at such time.

“ Revolving Commitment ” means, as to each Lender, its obligation to make Revolving Loans to the Borrowers pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Revolving Commitments is $20,000,000.

“ Revolving Exposure ” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans at such time.

“ Revolving Lenders ” means, as of any date of determination, Lenders having a Revolving Commitment, or after the Revolving Commitments have terminated, Lenders holding any portion of the outstanding Revolving Loan.

“ Revolving Loan ” has the meaning specified in Section 2.01(a) .

“ Revolving Loan Account ” means the loan account on the Administrative Agent’s books, in the name of the Borrower Representative on behalf of the Borrowers, in which the Borrowers will be charged with all Obligations when due or incurred by the Administrative Agent or any Lender.

“ Revolving Loan Maturity Date ” means April 4, 2013.

“ Revolving Note ” has the meaning specified in Section 2.11 .

“ S&P ” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor thereto.

“ Sale and Leaseback Transaction ” means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“ SEC ” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“ Secured Hedge Agreement ” means any Hedge Agreement required or permitted by this Agreement that is entered into by and between a Loan Party and a Secured Hedge Provider.

“ Secured Hedge Provider ” means (i) the Administrative Agent or any of its Affiliates (or any Person who was an Affiliate of the Administrative Agent at the time such Person entered into a Secured Hedge Agreement), and (ii) any other Lender or Affiliate of a Lender which is approved in writing by the Administrative Agent as a Secured Hedge Provider, each in their capacity as a counterparty to a Secured Hedge Agreement.

“ Secured Parties ” means, collectively, the Administrative Agent, the Arranger, the Lenders, and the Secured Hedge Providers (solely for the purpose of (i) identifying the Persons entitled to share in payments and collections from the Collateral as more fully set forth in this Agreement and the Collateral Documents, (ii) identifying the beneficiaries of the guarantee provisions set forth in Articles 10 and 13 and (iii)  Article 11 ).

“ Securitization Transaction ” means any financing transaction or series of financing transactions (including factoring arrangements) pursuant to which any Borrower or any Subsidiary may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate of any Person.

“ Security Agreement ” means the Security and Pledge Agreement dated as of the Closing Date executed in favor of the Administrative Agent by each of the Loan Parties which is a party thereto, as amended, modified and supplemented from time to time.

“ Seller Notes ” means, collectively, the Existing Seller Notes and the New Seller Notes, and each individually referred to as a “Seller Note”.

“ Social Security Act ” means the Social Security Act of 1965 as set forth in Title 42 of the United States Code, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time.

“ Solvent ” means, with respect to any Person on a particular date, that on such date (a) the fair value of the assets of such Person exceed its liabilities, including contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liabilities of such Person or its debts as they become absolute and matured, (c) the remaining capital of such Person is not unreasonably small to conduct its business, and (d) such Person will not have incurred debts and does not have the present intent to incur debts, beyond its ability to pay such debts as they mature.  In computing the amount of contingent liabilities of any Person on any date, such liabilities shall be computed at the amount that, in the judgment of the Administrative Agent, in light of all facts and circumstances existing at such time, represents the amount of such liabilities that reasonably can be expected to become actual or matured liabilities.

“ Standing Transfer Instructions ” means those certain instructions from the Borrowers to each bank that maintains a Blocked Account on behalf of the Borrowers which instruct such bank to automatically transfer all deposits made in any Blocked Account to the Concentration Account on a daily basis.

“ Subordinated Indebtedness ” means Indebtedness of any Loan Party that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

“ Subordinated Indebtedness Documents ” means any agreement evidencing Subordinated Indebtedness including the Seller Notes, the Subordination Agreements and all security agreements, guaranty agreements and other documents, agreements and instruments executed in connection therewith.

“ Subordination Agreement(s) ” means (a) an agreement (in form and substance reasonably satisfactory to the Administrative Agent) among any Loan Party, a subordinating creditor of such Loan Party and the Administrative Agent, on behalf of the Secured Parties, pursuant to which (i) the Subordinated Indebtedness is subordinated to the prior payment and satisfaction of the Obligations and (ii) the subordinating creditor agrees (A) not to require, accept or maintain any Lien(s) on any assets of the Loan Parties and their Subsidiaries, (B) not to bring any enforcement action of any kind whatsoever against any Borrower, (C) not to initiate or join in any bankruptcy or other insolvency proceeding against any Borrower, (D) not to challenge or dispute the priority, validity or effectiveness of the liens and security interest granted under this Agreement and the Collateral Documents, and (E) to the extent any property or assets of any Borrower are obtained by such subordinating creditor in contravention of the terms of the Subordination Agreement, such property and assets shall be held in trust for the benefit of Administrative Agent and Lenders, (b) any note, indenture, note purchase agreement or similar instrument or agreement, pursuant to which the indebtedness evidenced thereby or issued thereunder is subordinated to the Obligations by the express terms of such note, indenture, note purchase agreement or similar instrument or agreement, in each case in form and substance reasonably satisfactory to the Administrative Agent and (c) the AmerisourceBergen Subordination Agreement, the Mirra Subordination Agreement and the RAM Subordination Agreement.

“ Subsidiary ” of a Person means a corporation, partnership, limited liability company or other business entity of which a majority of the shares of Capital Stock having ordinary voting power for the election of directors or other governing body (other than Capital Stock having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Loan Parties.

“ Synthetic Lease ” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“ Target ” means, Biomed America, Inc., a Delaware corporation

“ Target EBITDA ” means EBITDA of Target as defined in that certain Quality of Earnings Due Diligence Report prepared by BDO Seidman, LLP dated March 4, 2008, in the amount of $10,081,000.

“ Target Merger ” means the merger of Target, in, with and into Biomed Healthcare, Inc. under and pursuant to the Target Merger Agreement.

“ Target Merger Agreement ” means that certain Agreement and Plan of Merger dated as of March 13, 2008, by and among Biomed Healthcare, Inc., Holdings, Target and Target Owner.

“ Target Merger Documents ” means the Target Merger Agreement and each of the other documents, instruments and agreements executed and delivered in connection with the Target Merger.

“ Target Owner ” means Parallex, LLC, a Delaware limited liability company.

“ Taxes ” has the meaning set forth in Section 3.01(a) .

“ Term Loan ” has the meaning specified in Section 2.01(b) .

“ Term Loan Commitment ” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrowers pursuant to Section 2.01(b) and the other terms and conditions of this Agreement, in the principal amount set forth opposite such Lender’s name on Schedule 2.01 , as such amounts may be adjusted from time to time in accordance with this Agreement.  The initial aggregate amount of the Term Loan Commitments is $35,000,000.

“ Term Loan Lender ” means, as of any date of determination, any Lender holding a Term Loan Commitment or any portion of the then-outstanding Term Loan.

“ Term Loan Maturity Date ” means April 4, 2013.

“ Term Note ” has the meaning set forth in Section 2.11 .

“ Termination Date ” means the date that (i) all Obligations (other than contingent obligations in respect of Secured Hedge Agreements) have been fully and indefeasibly paid in full and (ii) no commitments or other obligations of any Lender to provide funds to the Borrowers remain outstanding.

“ Termination Value ” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“ Total Consideration ” means, with respect to any Acquisition, all cash and non-cash consideration, including the amount of Indebtedness assumed by the buyer and the amount of Indebtedness evidenced by notes issued by the buyer to the seller, the maximum amount payable in connection with any deferred purchase price obligation (including, to the extent it can be determined or reasonably estimated, any earn-out obligation) and the value of any Capital Stock of any Loan Party issued to the seller in connection with such Acquisition.

“ TRICARE ” means the United States Department of Defense health care program for service families (including TRICARE Prime, TRICARE Extra and TRICARE Standard), and any successor or predecessor thereof.

“ Type ” means, with respect to any Loan, its character as a Base Rate Loan or a LIBOR Loan.

“ UCC ” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

“ Unfunded Pension Liability ” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“ United States ” and “ U.S. ” mean the United States of America.

“ Wholly Owned Subsidiary ” means any Person 100% of whose Capital Stock is at the time owned by a Loan Party directly or indirectly through other Persons 100% of whose Capital Stock is at the time owned, directly or indirectly, by such a Loan Party.

1.02          Other Interpretive Provisions .  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
(a)                The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “ include ,” “ includes ” and “ including ” shall be deemed to be followed by the phrase “ without limitation .”  The word “ will ” shall be construed to have the same meaning and effect as the word “ shall .”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “ herein ,” “ hereof ” and “ hereunder ,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “ asset ” and “ property ” shall be construed to have the same meaning and effect and to refer to any and all real and personal property and tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)               In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)                Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
1.03          Accounting Terms.
(a)                Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Pre-Closing Financial Statements of the Borrowers.
(b)               Together with each Compliance Certificate, the Borrower Representative will provide a written summary of any changes in GAAP that materially impact the calculation of the financial covenants in Article 8 contained in such Compliance Certificate.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and any of the Borrowers, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower Representative on behalf of the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that , until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower Representative shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
(c)                Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Article 8 (including for purposes of determining compliance with such financial covenants) shall be made on a Pro Forma Basis.
1.04          Rounding .  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.05          Times of Day .  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS
2.01          Loans .
(a)                Revolving Loans .  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans to the Borrower Representative on behalf of the Borrowers (each such loan, a “ Revolving Loan ”) in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided , however , that after giving effect to any Borrowing of Revolving Loans, (i) the total Revolving Exposures shall not exceed the total Revolving Commitments, and (ii) the Revolving Exposure of each Revolving Lender shall not exceed such Revolving Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower Representative on behalf of the Borrowers may borrow under this Section 2.01(a) , prepay under Section 2.05 , and reborrow under this Section 2.01(a) .  The Revolving Loans may be Base Rate Loans or LIBOR Loans, as further provided herein; provided, however, that all Borrowings of Revolving Loans made on the Closing Date shall be made as Base Rate Loans.
(b)               Term Loan .  Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to fund its Pro Rata Share of a term loan to the Borrower Representative on behalf of the Borrowers (the “ Term Loan ”) on the Closing Date in an aggregate amount not to exceed such Lender’s Term Loan Commitment; provided , however , that after giving effect to any Borrowing under the Term Loan, the outstanding amount of the Term Loan shall not exceed the total Term Loan Commitments less original issue discount in an amount equal to .75%.  Amounts repaid or prepaid on the Term Loan may not be reborrowed.  The Term Loan may consist of Base Rate Loans or LIBOR Loans, as further provided herein; provided , however , all Borrowings of the Term Loan on the Closing Date shall be Base Rate Loans.
2.02          Borrowings, Conversions and Continuations of Loans .
(a)                Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of LIBOR Loans shall be made upon the Borrower Representative’s irrevocable notice to the Administrative Agent, which may be delivered by telephone or e‑mail request (or such other means as may be agreed upon by the Administrative Agent in its sole discretion).  Each such notice must be received by the Administrative Agent not later than 10:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of LIBOR Loans or of any conversion of LIBOR Loans to Base Rate Loans, and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans (or any conversion to Base Rate Loans).  Each telephonic notice by the Borrower Representative pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and executed by a Responsible Officer of the Borrower Representative.  Each Borrowing of, conversion to or continuation of LIBOR Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof.  Each Loan Notice pursuant to this Section 2.02(a) (whether telephonic or written) shall specify (i) whether the Borrower Representative is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of LIBOR Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower Representative fails to specify a Type of Loan in a Loan Notice or if the Borrower Representative fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Loans.  If the Borrower Representative requests a Borrowing of, conversion to, or continuation of LIBOR Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.
(b)               Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower Representative as required by Section 2.02(a) with respect to any continuation of a Borrowing of a LIBOR Loan, the Administrative Agent shall notify each Lender of the details of any automatic conversion of such Borrowing of a LIBOR Loan to Base Rate Loans as described in the preceding subsection.  In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Loan Notice.  Upon satisfaction of the conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01 ), the Administrative Agent shall make all funds so received available to the Borrower Representative in like funds as received by the Administrative Agent by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower Representative.
(c)                Except as otherwise provided herein, a LIBOR Loan may be continued or converted only on the last day of the Interest Period for such LIBOR Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as LIBOR Loans without the consent of the Administrative Agent or Required Lenders, and the Administrative Agent or Required Lenders may demand that any or all of the then outstanding LIBOR Loans be converted immediately to Base Rate Loans.
(d)               the Administrative Agent shall promptly notify the Borrower Representative and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate.  The determination of the LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
(e)                After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than six (6) Interest Periods in effect with respect to outstanding Loans.
2.03          [ Reserved .]
2.04          [ Reserved .]
2.05          Prepayments .
(a)                Voluntary Prepayments of Loans.
(i)                  Revolving Loans and Term Loan .  Subject to the limitations set forth in this Section 2.05(a) , the Borrowers may, upon notice from the Borrowers to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and the Term Loan in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 10:00 a.m. (A) three (3) Business Days prior to any date of prepayment of LIBOR Loans, and (B) one (1) Business Day prior to the date of prepayment of Base Rate Loans; (ii) any such prepayment of LIBOR Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (iii) any such prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding).  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment.  If such notice is delivered by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBOR Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05 .  Notwithstanding the foregoing, the Borrowers may not voluntarily prepay (i) any Loans that are LIBOR Loans unless such Loans are prepaid at the end of the applicable Interest Period or unless the Borrowers pay all breakage costs associated with such prepayment as provided in Section 3.05 hereof, and (ii) the Term Loan in part if the outstanding principal balance of the Term Loan, after giving effect to such prepayment, would be less than $3,000,000.
(ii)                Application of Voluntary Prepayments of Revolving Loans and Term Loan .  Any voluntary prepayment of the Term Loan shall be applied ratably to the remaining principal amortization payments thereof.  Prepayments of Revolving Loans pursuant to this Section 2.05(a) shall not reduce the total Revolving Commitments.  Each such prepayment shall be applied to the Loans of the applicable Lenders in accordance with their respective Pro Rata Shares.
(b)               Mandatory Prepayments of Loans.
(i)                  Total Revolving Exposure .  If for any reason the total Revolving Exposures at any time exceed the total Revolving Commitments then in effect, the Borrowers shall immediately prepay the Revolving Loans in an aggregate amount equal to such excess (each such prepayment to be applied as set forth in clause (vii) below).
(ii)                Dispositions and Involuntary Dispositions .  The Borrowers shall prepay the Loans as hereinafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds of any Disposition or Involuntary Disposition (each such prepayment to be applied as set forth in clause (vii) below).  Notwithstanding the foregoing, if at the time of the receipt or application of such Net Cash Proceeds no Default or Event of Default has occurred and is continuing and the Borrower Representative delivers to the Administrative Agent a certificate, executed by the Borrower Representative’s chief financial officer, that it intends within one hundred eighty (180) days after receipt thereof to use all of such Net Cash Proceeds either to purchase assets used in the ordinary course of business of the Borrowers and their Subsidiaries or to make Capital Expenditures, the Borrower may use such Net Cash Proceeds in the manner set forth in such certificate; provided , however , that, (A) such Net Cash Proceeds shall either be deposited into a deposit account which is subject to a Deposit Account Control Agreement or Deposit Account Restriction Agreement or held in a Blocked Account until such time as such Net Cash Proceeds are used to purchase such assets or to make such Capital Expenditures or applied to the Obligations upon the occurrence of any Event of Default, as the case may be, (B) the aggregate amount of such Net Cash Proceeds so used and not subject to prepayment under this clause (ii) of this Section 2.05(b) shall not exceed $100,000 in any Fiscal Year, (C) any such Net Cash Proceeds not so used or committed to such use pursuant to a binding agreement within the period set forth in such certificate shall, on the first Business Day immediately following such period, be applied as a prepayment in accordance with clause (vii) below and (D) any assets so acquired shall be subject to the security interests under the Collateral Documents in the same priority as the assets subject to such Disposition or Involuntary Disposition.
(iii)               Equity Issuances .  Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Equity Issuance, the Borrowers shall prepay the Loans as hereinafter provided in an aggregate amount equal to 50% of such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vii) below).
(iv)              Debt Issuances .  Immediately upon receipt by any Loan Party or any Subsidiary of the Net Cash Proceeds of any Debt Issuance, the Borrowers shall prepay an aggregate principal amount of Loans in an amount equal to one hundred percent (100%) of all such Net Cash Proceeds (such prepayment to be applied as set forth in clause (vii) below).
(v)                Reserved .
(vi)              Reserved .
(vii)             Application of Mandatory Prepayments .  All amounts required to be paid pursuant to this Section 2.05(b) shall be applied as follows:
(A)              with respect to all amounts prepaid pursuant to Section 2.05(b)(i) , to the Revolving Loans to the full extent thereof; and
(B)              with respect to all amounts prepaid pursuant to Sections 2.05(b)(ii) through (iv) , first to the Term Loan (applied in inverse order of maturity to the remaining principal amortization payments thereof), and second to the Revolving Loans (without a corresponding permanent reduction of the total Revolving Commitments).
Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to LIBOR Loans in direct order of Interest Period maturities.  Prepayments of the Revolving Loans pursuant to this Section 2.05(b) shall not reduce the total Revolving Commitments.  All prepayments under this Section 2.05(b) shall be subject to Section 3.05 , but otherwise without premium or penalty, and shall be accompanied by a payment of all interest accrued on the principal amount prepaid through the date of prepayment.

2.06          Termination or Reduction of Total Revolving Commitments .
(a)                The Borrowers may, upon prior written notice from the Borrower Representative to the Administrative Agent, terminate the total Revolving Commitments or from time to time permanently reduce the total Revolving Commitments; provided , however, that (a) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. (i) ten (10) Business Days prior to the date of termination or (ii) three (3) Business Days prior to the date of reduction, (b) any such partial reduction shall be in an aggregate amount of $250,000 or any whole multiple of $250,000 in excess thereof, and (c) after giving effect to any reduction of the total Revolving Commitments, the total Revolving Commitments shall not be less than the total Revolving Exposures.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Revolving Commitments.  Any reduction of the total Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Pro Rata Share.  All fees accrued with respect thereto until the effective date of any termination of the total Revolving Commitments shall be paid on the effective date of such termination.
2.07          Repayment of Loans .
(a)                Revolving Loans .  On the Revolving Loan Maturity Date, the Borrowers shall repay to the Administrative Agent for the ratable benefit of the Lenders on the Revolving Loan Maturity Date the aggregate principal amount of all Revolving Loans outstanding on such date.
(b)               Term Loan .  The Borrowers shall pay the principal amount of the Term Loan in consecutive quarterly installments in the aggregate amounts set forth below:
Date	Term Loan Installment
September 30, 2008	$437,500
December 31, 2008	$437,500
March 31, 2009	$437,500
June 30, 2009	$437,500
September 30, 2009	$437,500
December 31, 2009	$437,500
March 31, 2010	$437,500
June 30, 2010	$612,500
September 30, 2010	$612,500
December 31, 2010	$612,500
March 31, 2011	$612,500
June 30, 2011	$1,312,500
September 30, 2011	$1,312,500
December 31, 2011	$1,312,500
March 31, 2012	$1,312,500
June 30, 2012	$1,312,500
September 30, 2012	$1,312,500
December 31, 2012	$1,312,500
Term Loan Maturity Date	The unpaid principal amount of the Term Loan then outstanding

2.08          Interest .
(a)                Subject to the provisions of subsection (b) below, (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the LIBO Rate for such Interest Period plus (B) the Applicable Margin; and (ii) each Base Rate Loan bear interest on the outstanding principal amount thereof from the applicable borrowing or conversion date at a rate per annum equal to the (A) Base Rate plus (B) the Applicable Margin.
(b)               After the occurrence and during the continuation of an Event of Default, the Borrowers shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(c)                Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09          Fees .
(a)                Unused Fee .  The Borrowers shall pay, or cause to be paid, to the Administrative Agent for the account of each Revolving Lender in accordance with its Pro Rata Share, an unused fee equal to the product of (i) one half of one percent (0.5%) per annum times (ii) the average daily amount by which the total Revolving Commitments exceeds the sum of (y) the total outstanding amount of Revolving Loans.  The unused fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable monthly in arrears on the last day of each month, commencing with the first such date to occur after the Closing Date, and on the Revolving Loan Maturity Date.
(b)               Other Fees .  The Borrowers shall pay, or cause to be paid, to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall be non-refundable for any reason whatsoever.
2.10          Computation of Interest and Fees .  All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed, except that interest computed by reference to clause (b) of the definition of Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.
2.11          Evidence of Debt .  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each such promissory note shall (i) in the case of Revolving Loans, be in the form of Exhibit B-1 (a “ Revolving Note ”), and (ii), in the case of a Term Loan, be in the form of Exhibit B-2 (a “ Term Note ”).  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto, but any failure to do so shall not limit or otherwise affect the Borrowers’ Obligations hereunder.
2.12          Payments Generally .
(a)                All payments to be made by the Borrowers of principal, interest, fees and other Obligations shall be absolute and unconditional and shall be made without condition or deduction for any counterclaim, defense, recoupment, setoff or rescission.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. New York time on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 12:00 p.m. New York time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.
(b)               Subject to the definition of “Interest Period”, if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c)                Unless any Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that any Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)                  if any Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and
(ii)                if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “ Compensation Period ”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
(iii)               In the event that any Lender fails to make available to the Administrative Agent such Lender’s Pro Rata Share of any Borrowing by the Borrowers in accordance with the provisions of Section 2.02 hereof, and the Borrowers do not repay to the Administrative Agent such Lender’s Pro Rata Share of the Borrowing within three (3) Business Days after such Borrowing, the Administrative Agent shall have the right to recover such Lender’s Pro Rata Share of the Borrowing directly from such Lender, together with interest thereon from the date of the Borrowing at the rate per annum applicable to such Borrowing.  In addition, until the Agent recovers such amount, (x) such Lender shall not be entitled to receive any payments under Sections 2.05 , 2.07 or 2.08 hereof, and (y) for purposes of voting on or consenting to other matters with respect to this Agreement or the other Loan Documents, such Lender’s Commitment shall be deemed to be zero and such Lender shall not be considered to be a Lender.
A notice of the Administrative Agent to any Lender or the Borrower Representative with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d)               The obligations of the Lenders hereunder to make Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.
2.13          Sharing of Payments .  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided , however , that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 12.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon.  The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09 ) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
2.14          Handling of Proceeds of Collateral; Cash Dominion; Revolving Loan Account .
(a)                Collection of Accounts and Other Proceeds .  The Borrowers, at their expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of the Borrowers’ business subject to the terms hereof.  Each Borrower shall execute with each applicable depository institution a Deposit Account Control Agreement and such other agreements related to each bank account of Borrowers (except as set forth below) as the Administrative Agent may require.  Each Borrower shall, within sixty (60) days after the Closing Date, execute with each applicable depository institution a Deposit Account Restriction Agreement and such other agreements related to each bank account of Borrowers for which collections of Accounts from a Governmental Account Debtor are held as Administrative Agent may require.  Upon receipt of any payment on an Account or other proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, each Borrower shall deposit such proceeds directly into a bank account of such Borrower which is subject to a Deposit Account Control Agreement or Deposit Account Restriction Agreement, as applicable within three (3) Business Days.
(b)               Transfer of Funds .  Funds on deposit in a bank account of Borrower shall be transferred on a daily basis to the Concentration Account (or, at the Administrative Agent’s option during a Cash Control Period, to the Administrative Agent’s Bank Account) pursuant to the terms of a Deposit Account Control Agreement or Deposit Account Restriction Agreement, as applicable.  During a Cash Control Period, the Administrative Agent shall have the right, at the Administrative Agent’s election in its sole discretion, to require that funds remaining on deposit in the Concentration Account be transferred to the Administrative Agent’s Bank Account on each Business Day, and the Borrowers agree to take all actions reasonably required by the Administrative Agent or by any bank at which the Concentration Account is maintained in order to effectuate the transfer of funds in this manner.  All amounts so received will, for purposes of calculating Revolving Availability and interest, be credited to the Revolving Loan Account on the date of deposit in the Administrative Agent’s Bank Account.  No checks, drafts or other instruments received by the Administrative Agent shall constitute final payment to the Administrative Agent unless and until such instruments have actually been collected.
(c)                New Blocked Accounts .  Each Borrower agrees not to open any new bank account into which proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such bank account, the Borrowers enter into a Deposit Account Control Agreement, Deposit Account Restriction Agreement or Blocked Account Agreement, as applicable, with respect to such bank account.  Upon compliance with the terms set forth above, such bank account shall constitute a Blocked Account, as applicable, for purposes of this Agreement.  Notwithstanding anything to the contrary in this Section 2.14 , the Borrowers may maintain one or more accounts constituting Excluded Accounts.
(d)               Collective Borrowing Arrangement .  The Borrowers have informed the Administrative Agent that:  (i) in order to increase the efficiency, profitability and productivity of each Borrower, the Borrower Representative has established a centralized cash management system for the Borrowers that entails, in part, central disbursement and operating accounts for each of the Borrowers in which the Borrower Representative provides the working capital needs of each of the other Borrowers and manages and timely pays the accounts payable of each of the other Borrowers; (ii) the Borrower Representative further enhances the operating efficiencies of the other Borrowers by purchasing, or causing to be purchased, in the Borrower Representative’s name for its account, all or substantially all materials, supplies, inventory and services required by the other Borrowers, resulting in a reduction in operating costs of the other Borrowers; and (iii) all of the Borrowers presently engage in an integrated operation that requires financing on an integrated basis, and each Borrower expects to benefit from the continued successful performance of such integrated operations.  Therefore, in order to best utilize the borrowing powers of the Borrowers in the most effective and cost efficient manner and to avoid adverse effects on the operating efficiencies of each Borrower and the existing back office practices of the Borrowers, each Borrower has requested that all Revolving Loans and the Term Loan be disbursed solely upon the request of the Borrower Representative and to bank accounts managed solely by the Borrower Representative, it being the intent and desire of the Borrowers that the Borrower Representative manage for the benefit of each Borrower the expenditure and usage of such funds.
(e)                Revolving Loan Account .  The Administrative Agent shall charge the Revolving Loan Account for all loans and advances made by the Administrative Agent and the Lenders to the Borrower Representative, or otherwise for the Revolving Loan Account, and for all any other Obligations, including out of pocket expenses of the Administrative Agent, when due and payable hereunder.  Interest on the Revolving Loans shall be paid as set forth in Section 2.08 hereto.  Subject to the provisions of Sections 2.02 , 2.05 , and 2.12 and as otherwise provided herein, the Administrative Agent will credit the Revolving Loan Account with all amounts received by the Administrative Agent from the Borrowers or, if applicable, from the Concentration Account or from others for the Borrowers’ account, including all amounts received by the Administrative Agent in payment of Accounts, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein.  In no event shall prior recourse to any Account or other security granted to or by the Borrowers be a prerequisite to the Administrative Agent’s or the Lenders’ rights to demand payment of any of the Obligations.  In addition, the Borrowers agree that neither the Administrative Agent nor any Lender shall have any obligation whatsoever to perform in any respect any Borrower’s contracts or obligations relating to the Accounts.
ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY
3.01          Taxes .
(a)                Any and all payments by any Loan Party to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding , in the case of the Administrative Agent and each Lender, taxes imposed on or measured by its overall net income, and franchise taxes, branch taxes or similar taxes imposed on it (in lieu of net income taxes), in each of the foregoing cases by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender, as the case may be, is organized or maintains its Lending Office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “ Taxes ”).  If any Loan Party shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, such Loan Party shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof or if no receipt is available, other evidence of payment reasonably satisfactory to the Administrative Agent.
(b)               In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “ Other Taxes ”).
(c)                If the Borrowers shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, the Borrowers shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.
(d)               The Borrowers agree to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01 ) paid by the Administrative Agent and such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which Lender or Administrative Agent first made demand therefor.  Payment under this subsection (d) shall be made within thirty (30) days after the date the Lender or the Administrative Agent makes a demand therefor.
(e)                If any Loan Party is required to pay any amount to any Lender or the Administrative Agent pursuant to this Section 3.01 , then such Lender shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment which may thereafter accrue, if such change in the reasonable judgment of such Lender is not otherwise disadvantageous to such Lender.
(f)                 Each Lender, if any, that is not organized under the laws of the United States or a state thereof (each, a “ Foreign Lender ”) shall, (i) on or prior to the date of the execution and delivery of this Agreement, in the case of each Lender listed on the signature pages hereof, or, in the case of an assignee Lender, on or prior to the date it becomes a Lender, execute and deliver to the Borrowers and the Administrative Agent, two or more (as the Borrowers or the Administrative Agent may reasonably request) IRS Forms W-8IMY (with all required attachments), Forms W-8ECI or Forms W-8BEN (or successor forms) establishing the Lender’s exemption from, or reduced rate of, United States federal withholding tax, or, solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” IRS Form W-8BEN and a certificate executed by a duly authorized officer of such Lender representing that such Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 871(h)(3) or 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, or such other forms or documents (or successor forms or documents), appropriately completed, establishing that payments to such Lender are exempt from withholding or deduction of United States federal withholding taxes; and (ii) deliver to the Borrowers and the Administrative Agent two further copies of any such form or documents on or before the date that any such form or document expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent such form or document previously delivered by it to the Borrowers.  If the forms provided by a Foreign Lender at the time such Foreign Lender first becomes a party to this Agreement indicate a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Foreign Lender provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided , however , that, if at the date of an assignment pursuant to which a Foreign Lender becomes a party to this Agreement, the Foreign Lender assignor was entitled to payments under Section 3.01(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Foreign Lender assignee on such date.
(g)                Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
(h)                The Borrowers shall not be required to pay any additional amount to any Foreign Lender under this Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 3.01 or (B) if such Lender shall have failed to provide the proper forms as required by the foregoing provisions of this Section 3.01(f) or (g) ; provided that if such Lender shall have satisfied the requirement of Section 3.01(f) or (g) (as the case may be) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 3.01 shall relieve the Borrowers of their obligation to pay any amounts pursuant to this Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate or such forms, certificates or other evidence is no longer applicable to such Lender or other Person.
(i)                  The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrowers are not required to pay additional amounts under this Section 3.01 .
(j)                 Upon the request of the Administrative Agent, each Lender that is a “<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W‑9.  If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.
(k)               If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section 3.01 , and costs and expenses (including Attorney Costs) of the Administrative Agent.  The obligation of the Lenders under this Section shall survive the termination of all commitments to make Loans, repayment of all Obligations and the resignation of the Administrative Agent.
(l)                  If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which any Borrower has paid additional amounts pursuant to this Section 3.01 , it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Borrower, upon the request of the Administrative Agent, or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, or such Lender (as the case may be) in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
3.02          Illegality .  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be disadvantageous to such Lender or cost any additional amount.
3.03          Inability to Determine Rates .  If the Administrative Agent determines that for any reason adequate and reasonable means do not exist for determining the LIBO Base Rate for any requested Interest Period with respect to a proposed LIBOR Loan, or that the LIBO Base Rate for any requested Interest Period with respect to a proposed LIBOR Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Administrative Agent will promptly notify the Borrowers and all Lenders.  Thereafter, the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended until the Administrative Agent revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
3.04          Increased Cost and Reduced Return; Capital Adequacy .  (a)  If any Change in Law shall:
(i)                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBO Rate);
(ii)                subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any tax excluded from the definition of Taxes in Section 3.01(a) payable by such Lender); or
(iii)               impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered, so long as such costs have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor.

(b)               Without duplication of amounts payable in paragraph (a) above, if any Lender determines that any change in Law affecting such Lender or any lending officer of such Lender or Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
3.05          Funding Losses .  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(a)                any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)               any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrowers; or
(c)                any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of (i) a request by the Borrowers pursuant to Section 12.15 or (ii) an assignment by CIT Healthcare pursuant to Section 12.07(b) as part of the primary syndication of the Commitments and Loans following the Closing Date;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05 , each Lender shall be deemed to have funded each LIBOR Loan made by it at the LIBO Base Rate used in determining the LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.

3.06          Matters Applicable to all Requests for Compensation .
(a)                A certificate of the Administrative Agent or any Lender claiming compensation under this Article 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error.  In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
(b)               Upon any Lender making a claim for compensation under Section 3.01 or 3.04 or becoming a Defaulting Lender and continuing as a Defaulting Lender for a period of twenty (20) consecutive days, the Borrowers may replace such Lender in accordance with Section 12.15 .
3.07          Survival .  All of the Borrowers’ obligations under this Article 3 shall survive the Termination Date.
ARTICLE 4

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS
4.01          Conditions of Initial Credit Extension .  The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:
(a)                Loan Documents .  Receipt by the Administrative Agent of executed counterparts of this Agreement, the Security Agreement and the agreements and the other documents executed in connection herewith and therewith and the Notes (if requested), each properly executed by a Responsible Officer of the signing Loan Party and, in the case of this Agreement, by each Lender.
(b)               Organization Documents, Resolutions, Etc .  Receipt by the Administrative Agent of the following, each of which shall be originals or facsimiles (followed promptly by originals), dated as of a recent date before the Closing Date and in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:
(i)                  copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;
(ii)                such resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof (A) executing any agreement, certificate of other document required to be delivered hereby or (B) authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party; and
(iii)               such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and is validly existing, in good standing and qualified to engage in business in its state of organization or formation and the state in which its principal place of business is located.
(c)                Filings, Registrations and Recordings .  Receipt by the Administrative Agent of each document (including any UCC-1 financing statements) required by the Collateral Documents or under Law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for its benefit and the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than Permitted Liens), which shall be in proper form for filing, registration or recordation.
(d)               Pledged Stock; Stock Powers; Pledged Notes .  Receipt by the Administrative Agent of (i) any certificates representing the shares of Capital Stock pledged pursuant to the Security Agreement, together with an undated stock (or analogous) power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.
(e)                [ Reserved ].
(f)                 [ Reserved ].
(g)                Opinions of Counsel .  Receipt by the Administrative Agent of favorable opinions of (i) Alston & Bird LLP, counsel to the Loan Parties, (ii) any local counsel to the Loan Parties and (iii) Fox Rothschild LLP, counsel to Target delivered pursuant to Section 10.01(h) of the Target Merger Agreement, in each case, addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonable satisfactory to the Administrative Agent.
(h)                Evidence of Insurance .  Receipt by the Administrative Agent of ACORD insurance evidencing insurance coverages and amounts and appropriate endorsements in favor of the Administrative Agent with respect thereto.
(i)                  Liens Searches .  Receipt by the Administrative Agent of UCC and other Lien searches considered necessary by the Administrative Agent and other evidence as requested by Administrative Agent that no Liens exist other than Permitted Liens.
(j)                 Termination of Existing Credit Agreement .  Receipt by the Administrative Agent of a payoff letter, in form and substance satisfactory to Administrative Agent, relating to the Existing Credit Agreement.
(k)               Subordinated Indebtedness Documents .  Receipt by the Administrative Agent of a copy, certified by a Responsible Officer of the Borrower Representative as true and complete, of each of the Subordinated Indebtedness Documents, in each case, including schedules and exhibits thereto and together with all amendments, modifications, supplements and waivers thereto along with Subordination Agreements, in form and substance satisfactory to the Administrative Agent with respect to any Subordinated Indebtedness listed on Schedule 4.01 hereto.
(l)                  Third Party Consents; Change of Ownership .  Receipt by the Administrative Agent of evidence reasonably satisfactory to the Administrative Agent that (i) the Loan Parties have obtained all material Governmental Approvals and other third party approvals (including all approvals required for a change of ownership for Medicare and Medicaid) necessary in connection with the consummation of the Target Merger, the operation of Borrowers’ businesses and the execution, delivery and performance of the Loan Documents shall have been obtained and be in full force and effect, and (ii) all waiting periods shall have expired without any action being taken or threatened by any authority that would restrain or otherwise impose adverse conditions on the Target Merger, the operation of Borrowers’ businesses or Administrative Agent’s or any Lender’s rights or remedies under the Loan Documents.
(m)              Fees .  Receipt by the Administrative Agent and the Lenders of any fees required to be paid on or before the Closing Date under this Agreement and the Fee Letter.
(n)                Attorney Costs .  The Loan Parties shall have paid all Attorney Costs of the Administrative Agent, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Loan Parties and the Administrative Agent).
(o)               Compliance with Laws .  Each Loan Party shall be in compliance with all applicable Law, and shall have provided the Administrative Agent with true and correct copies of each of the accreditations, license and, certifications required by Section 5.01 below.
(p)               Compliance with Agreements .  Each Loan Party shall be in compliance with all Material Contracts, and shall have provided the Administrative Agent with true and correct copies of each Material Provider Agreement, and each other Material Contract.
(q)               No Litigation .  There exists no material pending or threatened Proceeding against the Loan Parties or any of their respective Affiliates or respective assets in any court or administrative forum.
(r)                 [ Reserved ].
(s)                No Material Adverse Change .  There shall not have occurred since December 31, 2006 any development, event or circumstance which has had or could reasonably be expected to have a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries, taken as a whole.
(t)                 No Target Material Adverse Change.   There shall not have occurred a Company Material Adverse Effect (as defined in the Target Merger Agreement) after December 31, 2007, as reasonably determined by Holdings; provided, however, in no event shall the waiver by Holdings of a Company Material Adverse Effect as a condition to its obligation to consummate the Merger under the Target Merger Agreement prohibit Administrative Agent from determining that this condition precedent has not been satisfied due to the occurrence of such Company Material Adverse Effect.
(u)                Closing Certificate .  Receipt by the Administrative Agent of a certificate executed by a Responsible Officer of the Borrower Representative certifying that the conditions specified in Sections 4.01(s), (t), and (v), (y), (z), (bb) and (gg) and Sections 4.02(a) , (b) , (c) and (d) have been satisfied and that the representations and warranties contained in Article 5 are true and correct as of the Closing Date.
(v)                Target Merger Documents .  No provision of the Target Merger Agreement shall have been altered, amended, waived or otherwise changed or supplemented in a manner that could reasonably be expected to be materially adverse to Administrative Agent and/or the other Lenders or materially affect Administrative Agent’s or the other Lenders’ rights or remedies hereunder or under the other Loan Documents.  The Target Merger shall have been consummated or shall be consummated contemporaneously with the closing and funding of the Loans in accordance with the terms of the Target Merger Agreement (as altered, amended, waived or otherwise changed or supplemented in compliance with this paragraph).
(w)              [Reserved] .
(x)                 [ Reserved ].
(y)                Solvency .  Receipt by the Administrative Agent of a certificate from the Chief Financial Officer of the Borrower Representative attesting that the Loan Parties are Solvent immediately before and immediately after giving effect to the Target Merger and the initial funding of the Loans (and the application of proceeds thereof).
(z)                Minimum EBITDA .  Receipt by the Administrative Agent of a certificate of the Borrower Representative’s chief financial officer, in form, substance and detail satisfactory to the Administrative Agent demonstrating that the Pro Forma Adjusted EBITDA for the twelve month period ended December 31, 2007 is equal to at least $20,000,000 from planned continuing operations.
(aa)            [Reserved] .
(bb)           Maximum Closing Date Leverage .  Receipt by the Administrative Agent of a certificate of the Borrower Representative’s chief financial officer, in form, substance and detail satisfactory to the Administrative Agent, demonstrating that the ratio of Pro Forma Consolidated Funded Indebtedness to Pro Forma Adjusted EBITDA for the twelve month period ended December 31, 2007 does not exceed 2.75 to 1.00.
(cc)            Merger Certificate .  Receipt by the Administrative Agent of the filed Certificate of Merger certified by the Secretary of State of the State of Delaware.
(dd)           AmerisourceBergen Subordination Agreement .  Receipt by Administrative Agent of the fully executed AmerisourceBergen Subordination Agreement in form and substance reasonably satisfactory to Administrative Agent (Administrative Agent acknowledging and agreeing that an intercreditor and subordination in form and substance substantially similar to the Subordination Agreement by and among Holdings, AmerisourceBergen Drug Corporation and Heller Healthcare Finance, Inc. dated September 15, 2003 shall be satisfactory to Administrative Agent).
(ee)            Mirra Subordination Agreement .  Receipt by Administrative Agent of the fully executed Mirra Subordination Agreement in form and substance reasonably satisfactory to Administrative Agent (Administrative Agent acknowledging and agreeing that a subordination in form and substance substantially similar to the Subordination Agreement by and among Administrative Agent, the Target and certain of its subsidiaries and Raymond A. Mirra, Jr., dated October 5, 2007 shall be satisfactory to Administrative Agent).
(ff)               RAM Subordination Agreement .  Receipt by Administrative Agent of the fully executed RAM Subordination Agreement in form and substance reasonably satisfactory to Administrative Agent (Administrative Agent acknowledging and agreeing that a subordination in form and substance substantially similar to the Subordination Agreement by and among Administrative Agent, the Target and certain of its subsidiaries and Raymond A. Mirra, Jr. dated October 5, 2007 shall be satisfactory to Administrative Agent).
(gg)            Existing Credit Agreement .  No event of default shall have occurred (which has not been waived in writing) under the Existing Credit Agreement.
4.02          Conditions to all Credit Extensions .  The obligation of each Lender to honor any Request for Credit Extension, whether on the Closing Date or at any time thereafter, is subject to the following conditions precedent:
(a)                The representations and warranties of each Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct (i) if such date is the Closing Date, on and as of such date and (ii) otherwise, in all material respects (provided, that if any representation or warranty is by its terms qualified by concepts of materiality, such representation shall be true and correct in all respects) on and as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02 , the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 ; provided that, on the Closing Date, such representations and warranties shall be limited to the Borrowers and their respective Subsidiaries (excluding the Target and its Subsidiaries).
(b)               No Default or Event of Default shall exist, or would result from such proposed Credit Extension.
(c)                After giving effect to such Credit Extension, the total Revolving Exposures shall not exceed the total Revolving Commitments.
(d)               The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.
Each Request for Credit Extension submitted by the Borrower Representative shall be deemed to be a representation and warranty by the Loan Parties that the conditions specified in Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES
The Loan Parties hereby represent and warrant to the Administrative Agent and the Lenders that:

5.01          Existence, Qualification and Power .  Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite Permits to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, except where the failure to have such Permits, either singularly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except where the failure to have such Permits, either singularly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
5.02          Authorization; No Contravention .  The execution, delivery and performance by each Loan Party of each Loan Document and each Target Merger Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any Loan Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which any Loan Party is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Loan Party or the Property of any Loan Party is subject; (c) violate any Law (including Regulation U or Regulation X issued by the FRB); or (d) result in a limitation on any material licenses, permits or other Governmental Approvals applicable to the business, operations or properties of any Loan Party or adversely affect the ability of any Loan Party to participate in any Medical Reimbursement Programs.
5.03          Governmental Authorization; Other Consents .  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, other than (i) those that have already been obtained and are in full force and effect, (ii) filings to perfect the Liens created by the Collateral Documents and (iii) in connection with any enforcement action taken under the UCC.
5.04          Binding Effect .  Each Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  Each Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws or by equitable principles relating to enforceability.
5.05          Financial Statements; No Material Adverse Effect .
(a)                The Audited Pre-Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries and the Target and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Subsidiaries and the Target and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, commitments and Indebtedness.
(b)               The Interim Pre-Closing Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Loan Parties and their Subsidiaries and the Target and its Subsidiaries, as applicable, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Loan Parties and their Subsidiaries and the Target and its Subsidiaries, as applicable, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.
(c)                From the date of the Audited Pre-Closing Financial Statements and the Interim Pre-Closing Financial Statements to and including the Closing Date, there has been no Disposition by the Loan Parties and their Subsidiaries or the Target and its Subsidiaries, or any Involuntary Disposition, of any material part of the business or Property of the Loan Parties and their Subsidiaries or the Target and its Subsidiaries, taken as a whole, and no purchase or other acquisition by any of them of any business or property (including any Capital Stock of any other Person) material in relation to the consolidated financial condition of the Loan Parties and their Subsidiaries and the Target and its Subsidiaries, taken as a whole, in each case, which is not reflected in the foregoing financial statements or in the notes thereto and has not otherwise been disclosed in writing to the Lenders on or prior to the Closing Date.
(d)               The financial statements delivered pursuant to Sections 6.01(a) and 6.01(b) have been prepared in accordance with GAAP (except as may otherwise be permitted under Sections 6.01(a) and 6.01(b) ) and present fairly (on the basis disclosed in the footnotes to such financial statements) in all material respects the consolidated financial condition, results of operations and cash flows of the Loan Parties and their Subsidiaries as of the dates thereof and for the periods covered thereby.
(e)                Since December 31, 2006, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.  Since December 31, 2007, there has been no event or circumstance that has had or could reasonably be expected to have a Company Material Adverse Effect (as such term is defined in the Target Merger Agreement).
5.06          Litigation .  Except as set forth on Schedule 5.06 , there are no Proceedings pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or (b) if determined adversely, could reasonably be expected to have a Material Adverse Effect.
5.07          No Default .
(a)                No Loan Party is (i) in breach of or default under any Material Contract, or (ii) is in breach of or default under any Contractual Obligation that could reasonably be expected to have a Material Adverse Effect.
(b)               No Default or Event of Default has occurred and is continuing.
5.08          Ownership of Property; Liens .  Each of the Loan Parties and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Property necessary or used in the ordinary conduct of its business.  No Property of the Loan Parties and their Subsidiaries is subject to any Liens, other than Permitted Liens.
5.09          Environmental Compliance .  Except as could not reasonably be expected to have a Material Adverse Effect:
(a)                Each of the Facilities and all operations at the Facilities are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Facilities or the Businesses, and there are no conditions relating to the Facilities or the Businesses that could give rise to liability under any applicable Environmental Laws.
(b)               None of the Facilities contains, or has previously contained, any Hazardous Materials at, on or under the Facilities in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.
(c)                Neither any Loan Party nor any Subsidiary has received any written or verbal notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Facilities or the Businesses, nor does any Responsible Officer of any Loan Party have knowledge or reason to believe that any such notice will be received or is being threatened.
(d)               Hazardous Materials have not been transported or disposed of from the Facilities, or generated, treated, stored or disposed of at, on or under any of the Facilities or any other location, in each case by or on behalf of any Loan Party or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.
(e)                No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Responsible Officers of the Loan Parties, threatened, under any Environmental Law to which any Loan Party or any Subsidiary is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any Loan Party, any Subsidiary, the Facilities or the Businesses.
(f)                 There has been no release or, threat of release of Hazardous Materials at or from the Facilities, or arising from or related to the operations (including disposal) of any Loan Party or any Subsidiary in connection with the Facilities or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
5.10          Insurance .  The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies (none of which are Affiliates of the Loan Parties), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.  The insurance coverage of the Loan Parties as in effect on the Closing Date complies with the requirements of Section 6.07 and is outlined as to carrier, policy number, expiration date, type, amount and deductibles on Schedule 5.10 .
5.11          Taxes .  The Loan Parties have filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are (a) not delinquent or (b) being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  There is no proposed tax assessment against any Loan Party that could, if made, have a Material Adverse Effect.
5.12          ERISA Compliance .
(a)                Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act of 1985 (“ COBRA ”) and the regulations and published interpretations thereunder, and other federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such letter is currently being processed by the IRS with respect thereto taking into account the changes in qualification requirements under Section 401(a) of the Internal Revenue Code made by the Uruguay Round Agreements Act, the Small Business Job Protection Act of 1996, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, and the Community Renewal Tax Relief Act of 2000 (and each Plan has been timely amended to reflect changes in the qualification requirements under Section 401(a) of the Internal Revenue Code made by the Economic Growth and Tax Relief Reconciliation Act of 2001 and any application IRS guidance issued thereunder) and, to the best knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification.  Each Loan Party and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.  Each Loan Party and each ERISA Affiliate has performed all their obligations under each Plan according to their terms, including filing or furnishing to the IRS, Department of Labor or other Governmental Authority, or to participants or beneficiaries of each Plan, any reports, returns, notices and other documentation required to be filed or furnished.
(b)               There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.
(c)                (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Loan Party or any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Loan Party or any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
5.13          Subsidiaries .  Set forth on Schedule 5.13 is a complete and accurate list as of the Closing Date of the name and jurisdiction of organization of each Loan Party and each Subsidiary, together with (a) number of shares of each class of Capital Stock outstanding and (b) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary.  None of the shares of Capital Stock of any Subsidiary is subject to any outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto.  The outstanding Capital Stock of each Loan Party and each Subsidiary that is a corporation is validly issued, fully paid and non-assessable.
5.14          Margin Regulations; Investment Company Act .
(a)                The Loan Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No proceeds of any Borrowing shall be used for the purpose of purchasing or carrying margin stock.
(b)               None of the Loan Parties, any Person Controlling any Loan Party or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
5.15          Disclosure .  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and contemplated in the Target Merger Documents and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Loan Parties represent that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.  Notwithstanding the foregoing, Administrative Agent and Lenders acknowledge that the pro forma financial statements and other economic forecasts by Borrowers hereunder are not factual representations and that the actual financial results of Borrowers may differ from the pro forma financial statements and other economic forecasts submitted from time to time.
5.16          Compliance with Laws .  Each of the Loan Parties and each Subsidiary has operated at all times in compliance with the requirements of all material Laws (including Healthcare Laws) and all orders, writs, conditions of participation, contracts, standards, policies, injunctions, decrees, and Governmental Approvals applicable to it, its properties or the Facilities.  Without limiting the generality of the foregoing:
(i)                  neither any Loan Party nor any Subsidiary, nor any individual employed by any Loan Party or any Subsidiary, has any criminal culpability or has been excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to any Loan Party or any Subsidiary where such culpability or exclusion has resulted or could reasonably be expected to result in an Exclusion Event and neither any Loan Party nor any Subsidiary nor any individual employed by any Loan Party or Subsidiary has been subject to sanction or been indicted or convicted of a crime, or pled nolo contendre or to sufficient facts, in connection with any allegation of violation of any Medical Reimbursement Program or health care law;
(ii)                no officer or other member of management continues to be employed by any Loan Party or any Subsidiary who may reasonably be expected to have individual culpability for matters under investigation by the OIG or other Governmental Authority unless such officer or other member of management has been, within a reasonable period of time after discovery of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the OIG or other Governmental Authority;
(iii)               current billing policies, arrangements, protocols, practices and instructions of the Loan Parties and their Subsidiaries comply with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except where any such failure to comply could not reasonably be expected to result in an Exclusion Event or a Material Adverse Effect;
(iv)              current arrangements of the Loan Parties and their Subsidiaries with physicians and other healthcare providers and referral sources comply with all Healthcare Laws, except where any such failure to comply could not reasonably be expected to result in an Exclusion Event or a Material Adverse Effect;
(v)                neither any Loan Party nor any Subsidiary is in receipt of any written notice of any material violation of any Law, statute, rule, regulation, ordinance, code, judgment, order writ, decree, permit, concession, franchise or other governmental approval applicable to it or any of its property, which notice, individually or in the aggregate could reasonably be expected to result in an Exclusion Event or a Material Adverse Effect; and
(vi)              neither any Loan party nor any Subsidiary or any Affiliate thereof is in violation of and shall not violate any of the country or list based economic and trade sanctions administered and enforced by OFAC that are described or referenced at http://ustreas.gov/offices/enforcement/ofac/ or as otherwise published from time to time.
5.17          Intellectual Property; Licenses, Etc .  The Loan Parties and their Subsidiaries own, or possess the legal right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “ IP Rights ”) that are necessary for the operation of their respective businesses without conflict with the rights of any other Person.  Set forth on Schedule 5.17 is a list of all IP Rights registered or pending registration with the United States Copyright Office or the United States Patent and Trademark Office and owned by any Loan Party, or that any Loan Party has the right to use (other than off-the-shelf software), as of the Closing Date.  No claim has been asserted and is pending by any Person challenging or questioning the use of any IP Rights or the validity or effectiveness of any IP Rights (except as could not reasonably be expected to have a Material Adverse Effect), nor does any Loan Party know of any such claim, and, to the knowledge of the Responsible Officers of the Loan Parties, the use of any IP Rights by any Loan Party or any Subsidiary or the granting of a right or a license in respect of any IP Rights from any Loan Party or any Subsidiary does not infringe on the rights of any Person.  As of the Closing Date, none of the IP Rights owned by any of the Loan Parties is subject to any licensing agreement or similar arrangement except as set forth on Schedule 5.17 .
5.18          Broker’s Fees .  Except as set forth on Schedule 5.18 , neither any Loan Party nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Loan Documents or the Target Merger Agreement.
5.19          Labor Matters .  There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Loan Party or any Subsidiary as of the Closing Date, and neither any Loan Party nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.
5.20          Business Locations .  Set forth on Schedule 5.20(a) is a list of all Real Property located in the United States that is owned or leased by any Loan Party as of the Closing Date.  Set forth on Schedule 5.20(b) is a list of all locations where any tangible personal property of any Loan Party is located as of the Closing Date.  Set forth on Schedule 5.20(c) is the chief executive office, tax payer identification number and organizational identification number of each Loan Party as of the Closing Date.  The exact legal name and state of organization of each Loan Party is as set forth on the signature pages hereto.
5.21          Perfection of Security Interests in the Collateral .  The Collateral Documents create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently perfected security interests and Liens (other than those security interests and Liens for which Administrative Agent and Borrowers have reasonably determined that the cost of perfecting such security interests and Liens is excessive in relation to the benefit to Administrative Agent and Lenders afforded thereby), prior to all other Liens, other than Permitted Liens.
5.22          Solvency .  Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date or such other date as Loans requested hereunder are made or extended, the issuance of the guaranties of the Obligations and the pledge of assets as security therefor by all of the Loan Parties, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Loan Parties, (c) the consummation of the transactions contemplated in the Loan Documents and the Target Merger Agreement and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties individually and taken as a whole are Solvent.
5.23          Reserved .
5.24          Material Contracts .  Schedule 5.24 contains a true, correct and complete list of all Material Contracts in effect as of the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no material breaches, defaults or events of default currently exist thereunder.
5.25          Patriot Act .  To the extent applicable, each Loan Party is in compliance with the (i) Trading with the Enemy Act, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “ Patriot Act ”).  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.26          Fraud and Abuse .  Neither any Loan Party nor any Subsidiary nor any of their respective officers or directors has engaged in any activities that are prohibited under any applicable provision of any Healthcare Law and the regulations promulgated thereunder, including HIPAA, the Medicare Regulations or the Medicaid Regulations.
5.27          Licensing and Accreditation .
(a)                Each of the Loan Parties and their Subsidiaries has, to the extent applicable:  (i) obtained (or been duly assigned) all material Governmental Approvals and certificates of need or determinations of need as required by the relevant state Governmental Authority for the acquisition, construction, expansion of, investment in or operation of its Businesses and Facilities as currently operated; (ii) obtained and maintains in good standing all material Governmental Approvals and Healthcare Permits; (iii) obtained and maintains accreditation from all generally recognized accrediting agencies; (iv) entered into and maintains in good standing its Medicare Provider Agreements and, to the extent applicable, Medicaid Provider Agreements; and (v) ensured that all such material Healthcare Permits are in full force and effect on the date hereof and have not been revoked or suspended or otherwise limited (collectively, “ Certificates, Licenses and Accreditation ”).  No event has occurred or other fact exists with respect to the Certificates, Licenses and Accreditation and Governmental Approvals that allows, or after notice or lapse of time or both, would allow, revocation, suspension, restriction, limitation or termination of any of the Certificates, Licenses and Accreditation and Governmental Approvals.  No notice from any Governmental Authority in respect to the revocation, suspension, restriction, limitation or termination of any Certificates, Licenses and Accreditation and Governmental Approvals has been delivered, issued, proposed or threatened.
(b)               Each Contract Provider is duly licensed by each state, state agency, commission or other Governmental Authority having jurisdiction over the provision of such services by such Person in the locations where the Loan Parties and their Subsidiaries conduct business, to the extent such licensing is required to enable such Person to provide the professional services provided by such Person and otherwise as is necessary to enable the Loan Parties and their Subsidiaries to operate as currently operated and as contemplated to be operated.
(c)                There is no civil, criminal or administrative action, suit, claim, indictment, proceeding, hearing, charge, complaint, demand, audit inspection or investigation pending or, to the knowledge of the Loan Parties, threatened by any federal, state or local governmental agency against any Loan Party or any Subsidiary or any Responsible Officer thereof, nor is there any basis therefore.
5.28          Reimbursement from Medical Reimbursement Programs .  The accounts receivable of the Loan Parties and their Subsidiaries and all billing and collection practices of Loan Parties and their Subsidiaries have been and will continue to be adjusted to reflect the reimbursement policies (both those most recently published in writing as well as those not in writing which have been verbally communicated) of Medical Reimbursement Programs, including Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, health maintenance organizations, preferred provider organizations, alternative delivery systems, managed care systems, government contracting agencies and other third party payors.  In particular, accounts receivable relating to such Medical Reimbursement Programs do not and shall not exceed amounts any obligee is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to its usual charges.  Neither the Loan Parties nor their Subsidiaries have submitted to any Medical Reimbursement Program any false, fraudulent, abusive or improper claim for payment, billed any Medical Reimbursement Program for any service not rendered as claimed, or received and retained any payment or reimbursement from any Medical Reimbursement Program in excess of the proper amount allowed by applicable law and applicable contracts or agreements with the Medical Reimbursement Program.
5.29          Medicare and Medicaid Notices and Filings Related to Health Care Business .  With respect to the Loan Parties and their Subsidiaries, to the extent applicable:  (i) each has timely filed all reports required to be filed in connection with Medicare and applicable Medicaid programs and due on or before the date hereof, and all required reports and administrative forms and filings are true and complete in all material respects; (ii) there are no claims, actions, proceedings or appeals pending (and neither any Loan Party nor any of their Subsidiaries has filed anything that would result in any claims, actions or appeals) before any Governmental Authority with respect to any Medicare or Medicaid cost reports or claims filed by any Loan Party or any of their Subsidiaries on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims; (iii) no validation review, survey, inspection, audit, investigation or program integrity review related to any Loan Party or any Subsidiary has been conducted by any Governmental Authority or government contractor in connection with the Medicare or Medicaid programs, and no such reviews are scheduled, pending or, threatened against or affecting any Loan Party or any Subsidiary, other than surveys conducted in the ordinary course, the findings under which have been fully remedied in compliance with applicable law and without any penalty, fine, sanction or other adverse action having been imposed upon any Borrower or Facility; and (iv) each has timely filed all material reports, data and other information required by any other Governmental Authority with authority to regulate any Loan Party or any Subsidiary or its business in any manner.
ARTICLE 6

AFFIRMATIVE COVENANTS
So long as any Lender shall have any Revolving Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each Subsidiary to:

6.01          Financial Statements .  Deliver to the Administrative Agent and each Lender:
(a)                as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Loan Parties and their Subsidiaries, an audited consolidated balance sheet of the Loan Parties and their Subsidiaries as at the end of such Fiscal Year, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures as of the end of and for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and in the case of the consolidated financial statements audited and accompanied by a report and opinion of BDO Seidman, LLP or other independent certified public accountants of nationally recognized standing reasonably acceptable to the Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)               as soon as available, but in any event within forty-five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Loan Parties and their Subsidiaries, a consolidated balance sheet of the Loan Parties and their Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for such Fiscal Quarter and for the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures as of the end of and for the corresponding Fiscal Quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all in reasonable detail and certified by a Responsible Officer of the Borrower Representative as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of Loan Parties and their Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
6.02          Certificates; Other Information .  Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent:
(a)                [Reserved];
(b)               concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and 6.01(b) , a duly completed Compliance Certificate executed by a Responsible Officer of the Borrower Representative;
(c)                within seventy-five (75) days after end of each Fiscal Year, the annual business plan and budget of the Loan Parties and their Subsidiaries containing, among other things, projected financial statements (including, without limitation, consolidated balance sheet of the Loan Parties and their Subsidiaries as at the end of each such Fiscal Quarter, and the related consolidated statements of income or operations, retained earnings, shareholders’ equity and cash flows for each such Fiscal Quarter) for each Fiscal Quarter through the Term Loan Maturity Date;
(d)               copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Loan Parties and their Subsidiaries by independent accountants in connection with the accounts or books of the Loan Parties and their Subsidiaries, or any audit of any of them;
(e)                (i) promptly after the same are available (and in any event within ten (10) days thereof), copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of any Loan Party, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or to a holder of any Indebtedness owed by any Loan Party or any Subsidiary in its capacity as such a holder and not otherwise required to be delivered to the Administrative Agent pursuant hereto, (ii) all material reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration or any successor agencies or authorities concerning environmental, health or safety matters, and (iii) all material reports and written information to and from any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters; and
(f)                 promptly (and in any event within five (5) days after a request therefor), such additional information regarding the business, financial or corporate affairs of any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
6.03          Notices .
(a)                Promptly (and in any event within two (2) Business Days) notify the Administrative Agent in writing of the occurrence of any Default or Event of Default.
(b)               Promptly (and in any event within two (2) Business Days) notify the Administrative Agent in writing of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c)                Promptly (and in any event within two (2) Business Days) notify the Administrative Agent in writing of the occurrence of any ERISA Event.
(d)               Promptly (and in any event within five (5) Business Days) notify the Administrative Agent in writing of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary.
(e)                Promptly (and in any event within five (5) Business Days), notify the Administrative Agent, in writing, of any Proceeding threatened against or affecting any Loan Party (i) in which the amount involved or relief sought is in excess of $150,000, (ii) which could reasonably be expected to have a Material Adverse Effect, (iii) which seeks injunctive relief, (iv) which alleges criminal misconduct by any Loan Party, (v) which alleges material violations of any Laws or Governmental Approvals, or (vi) which alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liability.
(f)                 Promptly (and in any event within two (2) Business Days), notify the Administrative Agent, in writing, of (i) the institution of any investigation, review or proceeding against any Loan Party to suspend, revoke or terminate (or that may result in the termination of) any Medicaid Provider Agreement or Medicare Provider Agreement, or any such investigation or proceeding that may result in an Exclusion Event, (ii) any notice of loss or threatened loss of any applicable Governmental Approval or accreditation, loss of participation under any Medical Reimbursement Program or loss of applicable health care license, in each case, that could reasonably be expected to result in a Material Adverse Effect or (iii) any notice of an actual or threatened Exclusion Event.
(g)                Promptly (and in any event within five (5) Business Days), notify the Administrative Agent, in writing, of any loss, damage or destruction to the Collateral in the amount of $150,000 or more individually, whether or not covered by insurance.
(h)                Immediately upon the occurrence of, upon becoming aware of, or upon receipt of notice from a third party to any Loan Party of, (i) any Loan Party’s default pursuant to the terms of any Material Contract, including, without limitation, the AmerisourceBergen Contract, to which such Loan Party is a party or (ii) the termination of, or the intent or threat to terminate, any such Material Contract, including, without limitation, the AmerisourceBergen Contract, or lease, notify the Administrative Agent in writing of such default, termination or threat.
(i)                  [Reserved].
(j)                 [Reserved].
(k)               Promptly (and in any event within five (5) Business Days), notify the Administrative Agent, in writing, of any action, proposal or legislative act to (i) modify the premium reimbursement rates received for the delivery of disease management services and/or specialty pharmacy services under the Medicaid programs in the State of New York and California or (ii) terminate the Medicaid pilot program relating to the premium reimbursement rates for the delivery of disease management services and specialty pharmacy services in the State of California.
Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower Representative setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and proposes to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04          Payment of Obligations .  Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary; and (b) all lawful claims which, if unpaid, would by law become a Lien upon its Property unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Loan Party or such Subsidiary.
6.05          Preservation of Existence, Etc.
(a)                Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or Section 7.05 .
(b)               Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization or formation.
(c)                Take all reasonable action to maintain all Governmental Approvals as are necessary for the conduct of its business as currently conducted and herein contemplated, including professional licenses, CLIA certifications, Medicare Provider Agreements and Medicaid Provider Agreements.
(d)               Preserve, register and renew whenever applicable all of the registered patents, copyrights, trademarks, trade names and service marks necessary to conduct its business.
6.06          Maintenance of Properties .
(a)                Maintain, preserve and protect all of its property necessary in the operation of its business in good working order and condition, ordinary wear and tear and Involuntary Dispositions excepted.
(b)               Make all necessary repairs thereto and renewals and replacements thereof.
(c)                Use the standard of care typical in the industry in the operation and maintenance of its Facilities.
6.07          Maintenance of Insurance .  Maintain or cause to be maintained, with financially sound and reputable insurers rated not less than  B+, Class VI by Best’s, comprehensive general liability insurance, professional liability (malpractice) insurance, business interruption insurance and all risk casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of each Loan Party as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks, and in amounts and otherwise on such terms and conditions as shall be customary for such Persons (including perils of flood, quake and/or windstorm, as applicable) and reasonably acceptable to the Administrative Agent.  It being acknowledged and agreed that the insurers engaged by Borrowers as of the Closing Date are reasonably acceptable to Administrative Agent.   Without limiting the generality of the foregoing, the Loan Parties will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the FRB.  Each such policy of insurance shall (i) name Administrative Agent, on behalf of each Lender, as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lender loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent, on behalf of Lenders, as the lender loss payee thereunder and (iii) provides for at least thirty (30) days’ prior written notice to Administrative Agent of any modification or cancellation of such policy.  The Administrative Agent and Secured Parties have no responsibility for premiums, warranties or representations to underwriters.  The Loan Parties or their insurance broker shall provide a certificate of insurance prior to each policy renewal or replacement.  In the event Borrowers fail within ten (10) Business Days after Administrative Agent’s request to provide Administrative Agent with evidence of the insurance coverage required by this Agreement, Administrative Agent may purchase insurance at Borrowers’ expense to protect the Administrative Agent’s interests in the Collateral.  This insurance may, but need not, protect Borrowers’ interests.  The coverage purchased by Administrative Agent may not pay any claim made by any Borrower or any claim that is made against any Borrower in connection with the Collateral.  Borrowers may later cancel any insurance purchased by Administrative Agent, but only after providing Administrative Agent with evidence that Borrowers have obtained insurance as required by this Agreement.  If Administrative Agent purchases insurance for the Collateral, to the fullest extent provided by law, Borrowers will be responsible for the costs of that insurance, including interest and other charges imposed by Administrative Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance.  The costs of the insurance may be added to the Obligations and secured by the Collateral Documents.  The costs of the insurance may be more than the cost of insurance Borrowers are able to obtain on their own.
6.08          Compliance with Laws .  Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect:
(a)                Comply with the requirements of all Laws and Governmental Approvals applicable to it (including Healthcare Laws and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or Property, except in such instances in which such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted;
(b)               Ensure that (i) billing policies, arrangements, protocols and instructions will comply with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel; and (ii) medical director compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal Healthcare Laws relating to self-referrals and anti-kickback measures, including 42 U.S.C. Section 1320a-7b(b)(1) - (b)(2)  42 U.S.C. and 42 U.S.C. Section 1395nn; and
(c)                Maintain policies that are consistent with HIPAA.
6.09          Books and Records .
(a)                Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.
(b)               Maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over such Loan Party or such Subsidiary, as the case may be.
6.10          Inspection Rights .  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Parties; provided , however , that when a Default or an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice; provided , further , that so long as no Default or Event of Default exists, the Loan Parties shall only be obligated for the costs and expenses associated with two (2) examinations in any calendar year.  The Administrative Agent and each Lender acknowledge the Borrowers’ obligation to comply with applicable law, including, without limitation, HIPAA and will cooperate in a reasonable manner with Borrowers with respect thereto.
6.11          Use of Proceeds .
(a)                Use the proceeds of the Term Loan to (i) refinance Indebtedness of the Target under the Existing Credit Agreement, (ii) pay the Effective Time Cash Consideration Amount (as defined in the Target Merger Agreement), and (iii) pay fees, expenses and other transaction costs related to the consummation of the Target Merger Agreement and the transactions contemplated thereunder and under this Agreement.
(b)               Use proceeds of the Revolving Loans for (i) the purposes set forth in (a) above, (ii) to finance working capital, (iii) make Capital Expenditures, (iv) consummate Permitted Acquisitions, (v) for other general corporate purposes and (vi) to make cash payments of the Earnout Payment to the extent permitted under Section 7.06 .
(c)                Notwithstanding the foregoing, in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.
6.12          Additional Subsidiaries .  Simultaneously with (or such longer period as the Administrative Agent may provide in its sole discretion) any Acquisition or the formation of any Subsidiary:
(a)                notify the Administrative Agent thereof in writing, together with (i) jurisdiction of formation, (ii) number of shares of each class of Capital Stock outstanding, (iii) number and percentage of outstanding shares of each class owned (directly or indirectly) by any Loan Party or any Subsidiary and (iv) number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and all other similar rights with respect thereto; and
(b)               cause such Subsidiary to (A) become a Borrower or Guarantor (to be determined by the Administrative Agent in its sole discretion) by executing and delivering to the Administrative Agent a Joinder Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, and (B) deliver to the Administrative Agent documents of the types referred to in Sections 4.01(b) , (c) and (d) and favorable opinions of counsel (if requested) to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent.
6.13          ERISA Compliance .  Do, and cause each of its ERISA Affiliates to do, each of the following:  (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.
6.14          Pledged Assets .  At all times, (a) cause all of the owned and leased Real Property (other than Excluded Property) of each Loan Party to be subject at all times to first priority, perfected Liens (except for Permitted Liens and those Liens for which Administrative Agent and Borrowers have reasonably determined that the cost of perfecting such Liens is excessive in relation to the benefit to Administrative Agent and Lenders afforded thereby) and, in the case of owned and leased Real Property, title insured Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions of the Collateral Documents or, with respect to any such Property acquired subsequent to the Closing Date, such other additional security documents as the Administrative Agent shall reasonably request, subject in any case to Permitted Liens and (b) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including appropriate UCC financing statements, real estate title insurance policies, surveys, environmental reports, landlord’s waivers, certified resolutions and other organizational and authorizing documents of such Person, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to above and the perfection of the Administrative Agent’s Liens thereunder) and other items of the types required to be delivered pursuant to Section 4.01(d) , all in form, content and scope reasonably satisfactory to the Administrative Agent.
Without limiting the generality of the above, each Loan Party will cause 100% of the issued and outstanding Capital Stock of each Subsidiary owned by such Loan Party to be subject at all times to a first priority, perfected Lien in favor of the Administrative Agent pursuant to the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall request.

With respect to each Account for which either the perfection, enforceability, or validity of the Administrative Agent’s Liens in such Account, or the Administrative Agent’s right or ability to obtain direct payment to the Administrative Agent of the proceeds of such Account, is governed by any federal, state, or local statutory requirements other than those of the UCC, the Loan Parties will take such steps as the Administrative Agent may from time to time reasonably request, including compliance with the Federal Assignment of Claims Act of 1940, the Social Security Act, the Medicare Regulations and the Medicaid Regulations, in each case and such acts, rules and regulations may be amended, modified, supplemented and/or replaced from time to time.

If an Event of Default exists, each Loan Party shall grant a first priority, perfected Lien (except for Permitted Liens) on any additional Property of the Loan Parties (including Excluded Property) in favor of Administrative Agent for the benefit of itself, the other Lenders and the other Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents as requested by Administrative Agent in its sole discretion.

6.15          Covenant with Respect to Environmental Matters .  In respect of all environmental matters:
(a)                comply in all material respects with the requirements of all federal, state, and local Environmental Laws applicable to the Loan Parties or their Property; notify the Administrative Agent promptly in the event of any spill, release or disposal of Hazardous Material on, or hazardous waste pollution or contamination affecting, the Facilities in material violation of applicable Environmental Laws of which a Loan Party has actual knowledge; forward to the Administrative Agent promptly any written notices relating to such matters received from any Governmental Authority; and pay when due any fine or assessment against the Facilities; provided , however, that the Loan Parties shall not be required to pay any such fine or assessment so long as the validity thereof shall be diligently contested in good faith by appropriate proceedings and they shall have set aside on their books reasonable reserves (in accordance with GAAP) with respect to any such fine or assessment so contested; and provided further that, in any event, payment of any such fine or assessment shall be made before any of their Property shall be subjected to a Lien or be seized or sold in satisfaction thereof;
(b)               promptly notify the Administrative Agent upon becoming aware of any fact or change in circumstances that would be expected to cause any of the representations and warranties contained in Section 5.09 to cease to be true in all material respects for any time before the Termination Date;
(c)                not become involved, and will not knowingly permit any tenant of the Facilities to become involved, in any operations at the Facilities generating, storing, disposing, or handling Hazardous Materials in material violation of applicable Environmental Laws or any other activity that could lead to the imposition on any Lender or the Administrative Agent of any liability, or the imposition on the Loan Parties or the Facilities of any material liability or any lien under any Environmental Laws;
(d)               promptly contain or remove any Hazardous Materials found on the Facilities in violation of any applicable Environmental Law, which containment or removal must be done in compliance with applicable Environmental Laws and at the Borrowers’ expense; and the Borrowers agree that the Administrative Agent has the right, at its sole option but at the Borrowers’ expense, to have an environmental engineer or other representative review the work being done; and
(e)                indemnify, protect, defend and hold harmless each Indemnitee from and against any and all liabilities, obligations, losses, damages (including, consequential damages), penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential) now or hereafter arising as a result of any claim for environmental cleanup costs, any resulting damage to the environment and any other environmental claims against any Loan Party, any Lender, the Administrative Agent, any other Indemnitee or the Facilities; provided , however , that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s officers, directors, employees or agents).  The provisions of this Section 6.15(e) shall continue in effect and shall survive the Termination Date.
6.16          Reserved .
6.17          Lenders Meetings .  The Loan Parties will, upon the request of the Administrative Agent, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrowers’ corporate offices (or at such other location as may be agreed to by the Borrowers and the Administrative Agent) at such time as may be agreed to by the Borrowers and the Administrative Agent; provided that during the existence of an Event of Default, meetings may be held more frequently than once per Fiscal Year.
6.18          Post Closing Covenants .  The Loan Parties shall satisfy the requirements and/or provide to the Administrative Agent each of the documents, instruments, agreements and information set forth on Schedule 6.18 , in form and substance reasonably acceptable to the Administrative Agent, on or before the date specified for such requirement in such Schedule or such later date to be determined by the Administrative Agent, in its sole discretion, each of which shall be completed or provided in form and substance reasonably satisfactory to the Administrative Agent.
6.19          Interest Rate Protection .  Within sixty (60) days following the Closing Date, the Borrowers shall obtain and, at all times thereafter until the third anniversary of the Closing Date, the Borrowers shall cause to be maintained protection against fluctuations in interest rates pursuant to one or more Hedge Agreements in form and substance, and with a Hedge Party, satisfactory to the Administrative Agent, in order to ensure that no less than fifty percent (50%) of the Term Loan is subject to such Hedge Agreements.
6.20          Handling of Proceeds of Collateral; Cash Dominion .  The Loan Parties, at their expense, will enforce and collect payments and other amounts owing on all Accounts in the ordinary course of their business subject to the terms hereof and take all actions necessary so that at the close of each Business Day all such payments and amounts are transferred into the Concentration Account (except such payments and amounts in Excluded Accounts).
6.21          Dissolution of Mail Order Meds, Inc.   Within thirty (30) days following the Closing Date, the Borrowers shall cause Mail Order Meds, Inc. to be dissolved, and the Borrowers shall deliver to Administrative Agent evidence of such dissolution, in form and substance reasonably satisfactory to Administrative Agent.
ARTICLE 7

NEGATIVE COVENANTS
So long as any Lender shall have any Revolving Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01          Liens .  Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:
(a)                Liens pursuant to any Loan Document;
(b)               Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b) ;
(c)                Liens (other than Liens imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)               statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, (i) are unfiled and no other action has been taken to enforce the same or (ii) are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established;
(e)                pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)                 deposits to secure the performance of bids, trade contracts, licenses and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)                easements, rights-of-way, restrictions, zoning restrictions and other similar encumbrances affecting Real Property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value or marketability of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)                Liens securing Indebtedness permitted under Section 7.03(c) ; provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and the proceeds thereof, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens attach to such Property concurrently with or within thirty (30) days after the acquisition thereof;
(i)                  leases, licenses or subleases granted to others not interfering in any material respect with the business of any Loan Party or any Subsidiary;
(j)                 any interest of title of a lessor under, and Liens arising from precautionary UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) solely evidencing such lessor’s interest under, leases permitted by this Agreement;
(k)               Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.02 ;
(l)                  normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions holding such deposits;
(m)              Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;
(n)                judgment liens in respect of judgments that either individually or in the aggregate do not constitute an Event of Default under Section 9.01(h) ; and
(o)               any Lien (i) existing on property of a Person at the time of its consolidation with or merger into a Borrower or a Subsidiary or at the time such Person becomes a Subsidiary or (ii) existing on any property acquired by a Borrower or any Subsidiary at the time such property is so acquired (whether or not the Indebtedness secured thereby shall have been assumed); provided that in each such case, (x) such Lien was not created or assumed in contemplation of such consolidation or merger or such Person becoming a Subsidiary or such acquisition of property, (y) such Lien shall extend solely to the property so acquired or in the case of an acquisition of a Subsidiary, the assets of the Subsidiary and (z) such Lien shall not secure an amount of Indebtedness in excess of the amount referenced in Section 7.03(i) .
7.02          Investments .  Make any Investments, except:
(a)                cash or Cash Equivalents;
(b)               accounts receivable created, acquired or made and trade credit extended in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(c)                Investments consisting of stock, obligations, securities or other property received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;
(d)               Investments existing as of the Closing Date and set forth in Schedule 7.02 provided that the amount of such Investment is not increased after the Closing Date except in accordance with this Section 7.02 ;
(e)                Guarantees permitted by Section 7.03 ;
(f)                 Permitted Acquisitions;
(g)                [Reserved]; and
(h)                intercompany Investments by (i) any Loan Party in any other wholly owned Loan Party (excluding Holdings) and (ii) Subsidiaries that are not Loan Parties in any Loan Party or in other Subsidiaries that are not Loan Parties;
(i)                  Investments of any Person in existence at the time such Person becomes a Subsidiary; provided that such Investment was not created in anticipation of such Person becoming a Subsidiary; and
(j)                 Investments consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries.
7.03          Indebtedness .  Create, incur, assume or suffer to exist any Indebtedness, except:
(a)                Indebtedness under the Loan Documents;
(b)               Indebtedness of the Loan Parties and their Subsidiaries existing on the Closing Date and set forth in Schedule 7.03 (and renewals, refinancings, and extensions thereof which do not increase the principal amount thereof and are otherwise on terms and conditions satisfactory to the Administrative Agent in its sole discretion);
(c)                purchase money Indebtedness (including obligations in respect of Capital Leases but excluding Synthetic Leases) hereafter incurred by the Loan Parties or any of their Subsidiaries to finance the purchase of fixed assets, provided that (i) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing and (iii) the total amount of all such Indebtedness at any time outstanding shall not exceed $500,000;
(d)               obligations (contingent or otherwise) of any Loan Party or any Subsidiary existing or arising under any Hedge Agreement (including any Secured Hedge Agreement); provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(e)                intercompany Indebtedness permitted under Section 7.02 (h); provided that in the case of the intercompany Indebtedness permitted pursuant to Section 7.02(h)(i) , such intercompany Indebtedness is evidenced by a demand note (which may cover all such intercompany Indebtedness) in form and substance satisfactory to the Administrative Agent and pledged and delivered to the Administrative Agent pursuant to the Security Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations in a manner satisfactory to the Administrative Agent;
(f)                 Subordinated Indebtedness in an amount not to exceed $1,000,000 (excluding the New Seller Notes permitted in subsection (h) below) at any time outstanding; provided that such Subordinated Indebtedness (i) has a maturity date that is not earlier than the six (6) month anniversary of the Term Loan Maturity Date and (ii) by its terms, does not require amortization payments prior to the maturity thereof;
(g)                Guarantees with respect to Indebtedness permitted under this Section 7.03 ;
(h)                Indebtedness under the New Seller Notes, provided, that, at the time of the issuance of such New Seller Notes, and immediately after giving effect thereto, (i) no Default or Event of Default is outstanding or would occur as a result of the issuance thereof and (ii) such New Seller Notes are subordinate to the Obligations, pursuant to terms and conditions satisfactory to Administrative Agent.  Notwithstanding anything to the contrary set forth in this subsection (h), Borrowers may issue New Seller Notes in connection with any Earnout Payment so long as such New Seller Notes are Qualified Seller Notes;
(i)                  Indebtedness of any Person that becomes a Subsidiary after the Closing Date (renewals, refinancings, and extensions thereof which do not increase the principal amount thereof), provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and was not created in contemplation of or in connection with such Person becoming a Subsidiary, and (ii) the aggregate principal amount of Indebtedness permitted by this subsection shall not exceed $250,000 at any time outstanding; and
(j)                 other unsecured Indebtedness (not otherwise covered by (a) through (i) above) in an aggregate principal amount not exceeding $250,000 at any time outstanding.
7.04          Fundamental Changes .  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person; provided , however , that, notwithstanding the foregoing provisions of this Section 7.04 but subject to the terms of Sections 6.12 and 6.14 (a) any Loan Party or Subsidiary may merge or consolidate with any other Loan Party, provided that, if such transaction involves a Borrower, the Borrower is the surviving entity, (b) any Wholly Owned Subsidiary that is not a Loan Party may merge or consolidate with any other Wholly Owned Subsidiary that is not a Loan Party or a Loan Party, provided that, if such transaction involved a Loan Party, the Loan Party is the surviving entity, (c) any Subsidiary may merge with any Person that is not a Loan Party in connection with a Disposition permitted under Section 7.05 , (d) any Loan Party or any Subsidiary may merge with any Person that is not a Loan Party in connection with a Permitted Acquisition provided that, if such transaction involves a Borrower or Guarantor, the Borrower or Guarantor, as applicable shall be the continuing or surviving corporation and (e) any Wholly Owned Subsidiary may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect and all of its assets and business is transferred to a Loan Party.
7.05          Dispositions .  Make any Disposition unless:
(a)                such transaction does not involve the sale or other disposition of a minority equity interest in any Subsidiary;
(b)               such transaction does not involve a sale or other disposition of receivables other than receivables owned by or attributable to other Property concurrently being disposed of in a transaction otherwise permitted under this Section 7.05 ;
(c)                no Default or Event of Default has occurred and is continuing;
(d)               the consideration paid in connection therewith shall be cash or Cash Equivalents, shall be received contemporaneous with the consummation of such Disposition and shall be in an amount not less than the fair market value of the Property disposed of;
(e)                the aggregate net book value of all of the assets sold or otherwise disposed of by the Borrowers and their Subsidiaries shall not exceed $100,000 in any Fiscal Year and $500,000 in the aggregate prior to the Term Loan Maturity Date; and
(f)                 the Net Cash Proceeds of any Disposition permitted above are applied in the manner specified in Section 2.05(b)(ii) hereof.
7.06          Restricted Payments .  Directly or indirectly declare or make any Restricted Payment or incur any obligation to do so, except that so long as no Default or Event of Default exists or would result therefrom:
(a)                each Subsidiary of the Borrowers may make Restricted Payments (directly or indirectly) to any Loan Party or any Borrower;
(b)               each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Capital Stock of the Person making such dividend or distribution;
(c)                each applicable Loan Party and each Subsidiary may make regularly scheduled payments of interest permitted under the Subordinated Indebtedness if such payment is permitted under the terms of the Subordination Agreement and no Default or Event of Default shall have occurred and remains outstanding on the date on which such payment or transaction occurs or would occur as a result thereof;
(d)               each applicable Loan Party may make cash payments relating to the Earnout Payment, so long as after giving effect to such payment, (i) Revolving Availability is in an amount equal to at least fifty percent (50%) of the Revolving Commitments and (ii) the  Consolidated Senior Leverage Ratio of Borrowers, on a Pro Forma Basis, does not exceed 1.75 to 1.0.
7.07          Change in Nature of Business .  Engage to any material extent in any business different from the business conducted by the Loan Parties and their Subsidiaries on the Closing Date and businesses reasonably related thereto.
7.08          Transactions with Affiliates and Insiders .  Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) transactions between the Loan Parties, (b) intercompany transactions expressly permitted by Section 7.02 , 7.03 , 7.04 , 7.05 or 7.06 , (c) reasonable compensation and reimbursement of expenses of officers and directors, and (d) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms length transaction with a Person other than an officer, director or Affiliate.
7.09          Burdensome Agreements .  Enter into or permit to exist any Contractual Obligation that encumbers or restricts the ability of any Loan Party or any Subsidiary to (a) pay dividends or make any other distributions to any Loan Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Loan Party, (c) make loans or advances to any Loan Party, (d) sell, lease or transfer any of its Property to any Loan Party, (e) grant any Lien on any of its Property to secure the Obligations pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof or (f) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (a)-(e) above) for (i) this Agreement and the other Loan Documents, (ii) any document or instrument governing Indebtedness incurred pursuant to Section 7.03(c) , provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iii) any Permitted Lien or any document or instrument governing any Permitted Lien, provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (iv) customary restrictions and conditions contained in any agreement relating to the sale of any Property permitted under Section 7.05 pending the consummation of such sale, (v) any document or instrument governing Subordinated Indebtedness and (vi) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Loan Party.
7.10          Use of Proceeds .  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose.
7.11          Amendments of Certain Agreements .
(a)                Amend or modify any of the terms of any Subordinated Indebtedness Documents or any Subordinated Indebtedness of any Loan Party or any Subsidiary if such amendment or modification would add or change any terms in a manner adverse to any Loan Party or any Subsidiary (including any amendment or modification that would shorten the final maturity or average life to maturity or require any payment to be made sooner than originally scheduled or increase the interest rate applicable thereto or make more restrictive on the applicable Loan Party any restriction or covenant set forth therein), or amend or modify any of the subordination provisions of any Subordinated Indebtedness Documents or any Subordinated Indebtedness.
(b)               Amend or modify, or waive any rights under, any Target Merger Document, if, in any case, such amendment, modification or waiver could reasonably be expected (i) to be materially adverse to Administrative Agent and/or Lenders or (ii) to materially affect Administrative Agent’s and/or any Lender’s rights or remedies under the Loan Documents.
7.12          Organization Documents; Fiscal Year; Legal Name, State of Formation and Form of Entity .
(a)                Amend, modify or change its Organization Documents in a manner which is materially adverse to the interests of the Lenders.
(b)               Change its Fiscal Year.
(c)                Change its name or its state of formation or form of organization without providing thirty (30) days prior written notice to the Administrative Agent.
7.13          Ownership of Subsidiaries .  Notwithstanding any other provisions of this Agreement to the contrary, (i) permit any Person (other than any Borrower or any Wholly Owned Subsidiary) to own any Capital Stock of any Subsidiary, except to qualify directors where required by applicable law, (ii) permit any Subsidiary to issue or have outstanding any shares of preferred Capital Stock, or (iii) create, incur, assume or suffer to exist any Lien on any Capital Stock of any Subsidiary other than pursuant to the Loan Documents.
7.14          Sale and Leaseback Transactions .  Enter into any Sale and Leaseback Transaction.
7.15          [Reserved] .
7.16          Account Control Agreements; Bank Accounts .  At any time after the sixty (60) day period following the Closing Date, open, maintain or otherwise have any bank account, other than (a) deposit accounts that are subject to a Deposit Account Control Agreement, Deposit Account Restriction Agreement or Blocked Account Agreement, as applicable, and (b) Excluded Accounts.
ARTICLE 8

FINANCIAL COVENANTS
8.01          Financial Covenants .  So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:
(a)                Consolidated Total Leverage Ratio .  Permit the Consolidated Total Leverage Ratio as of the end of any Fiscal Quarter set forth below to be greater than the ratio set forth opposite such Fiscal Quarter:
Fiscal Quarter Ended	Consolidated Total Leverage Ratio
March 31, 2008	3.25 to 1.00
June 30, 3008	3.25 to 1.00
September 30, 2008	3.25 to 1.00
December 31, 2008	3.25 to 1.00
March 31, 2009	3.25 to 1.00
June 30, 2009	3.25 to 1.00
September 30, 2009	3.25 to 1.00
December 31, 2009	3.25 to 1.00
March 31, 2010	3.25 to 1.00
June 30, 2010	3.25 to 1.00
September 30, 2010	3.25 to 1.00
December 31, 2010	3.25 to 1.00
March 31, 2011	3.25 to 1.00
June 30, 2011	3.25 to 1.00
September 30, 2011	3.25 to 1.00
December 31, 2011	3.25 to 1.00
March 31, 2012	3.25 to 1.00
June 30, 2012	3.25 to 1.00
September 30, 2012	3.25 to 1.00
December 31, 2012	3.25 to 1.00

(b)               Consolidated Senior Leverage Ratio .  Permit the Consolidated Senior Leverage Ratio as of the end of any Fiscal Quarter set forth below to be greater than the ratio set forth opposite such Fiscal Quarter:
Fiscal Quarter Ended	Consolidated Senior Leverage Ratio
September 30, 2008	2.75 to 1.00
December 31, 2008	2.75 to 1.00
March 31, 2009	2.75 to 1.00
June 30, 2009	2.75 to 1.00
September 30, 2009	2.75 to 1.00
December 31, 2009	2.75 to 1.00
March 31, 2010	2.75 to 1.00
June 30, 2010	2.75 to 1.00
September 30, 2010	2.75 to 1.00
December 31, 2010	2.75 to 1.00
March 31, 2011	2.75 to 1.00
June 30, 2011	2.75 to 1.00
September 30, 2011	2.75 to 1.00
December 31, 2011	2.75 to 1.00
March 31, 2012	2.75 to 1.00
June 30, 2012	2.75 to 1.00
September 30, 2012	2.75 to 1.00
December 31, 2012	2.75 to 1.00

(c)                Consolidated Fixed Charges Coverage Ratio .  Permit the Consolidated Fixed Charges Coverage Ratio as of the end of each Fiscal Quarter ending on the dates set forth below to be less than the ratio set forth below opposite such Fiscal Quarter:
Fiscal Quarter Ended	Consolidated Fixed Charges Coverage Ratio
September 30, 2008	1.50 to 1.00
December 31, 2008	1.50 to 1.00
March 31, 2009	1.50 to 1.00
June 30, 2009	1.50 to 1.00
September 30, 2009	1.50 to 1.00
December 31, 2009	1.50 to 1.00
March 31, 2010	1.50 to 1.00
June 30, 2010	1.50 to 1.00
September 30, 2010	1.50 to 1.00
December 31, 2010	1.50 to 1.00
March 31, 2011	1.50 to 1.00
June 30, 2011	1.50 to 1.00
September 30, 2011	1.50 to 1.00
December 31, 2011	1.50 to 1.00
March 31, 2012	1.50 to 1.00
June 30, 2012	1.50 to 1.00
September 30, 2012	1.50 to 1.00
December 31, 2012	1.50 to 1.00

(d)               [ Reserved .]
(e)                Consolidated Capital Expenditures .  Permit the Consolidated Capital Expenditures for any Fiscal Year set forth below to be greater than the amount set forth opposite such Fiscal Year:
Fiscal Year	Maximum Consolidated Capital Expenditures
2008	$2,000,000
2009	$3,000,000
2010	$3,600,000
2011	$4,000,000
2012	$4,400,000

ARTICLE 9

EVENTS OF DEFAULT AND REMEDIES
9.01          Events of Default .  Any of the following shall constitute an Event of Default:
(a)                Non-Payment .  Any Borrower or any other Loan Party fails to pay when and as required to be paid pursuant to this Agreement or any other Loan Document, (i) any amount of principal of any Loan, or (ii) within one (1) Business Day after the same becomes due, any interest on any Loan, or any commitment fee, utilization fee or other fee due hereunder, or (iii) within five (5) Business Days after notice thereof to any Loan Party by the Administrative Agent, any other amount payable hereunder or under any other Loan Document; or
(b)               Specific Covenants .  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01 , 6.02 , 6.03 , 6.05 (with respect to each Borrower’s existence), 6.07 , 6.10 , 6.11 , 6.12 , 6.14 , 6.18 , 6.19 , Article 7 , Article 8 or Article 10 ; or
(c)                Other Defaults .  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of any Loan Party becoming aware of such failure or (ii) notice thereof to any Loan Party by the Administrative Agent; or
(d)               Representations and Warranties .  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
(e)                Cross-Default .  (i) Any Loan Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder or under any Hedge Agreement) having an aggregate principal amount (including undrawn committed or available amounts) of more than $500,000 beyond any applicable grace cure or notice period, if any, provided in the instrument or agreement; (ii) any Loan Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, the effect of which default is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there occurs under any Hedge Agreement an Early Termination Date (as defined in such Hedge Agreement) resulting from (A) any event of default under such Hedge Agreement as to which any Loan Party or any Subsidiary is the Defaulting Party (as defined in such Hedge Agreement) or (B) any Termination Event (as so defined) under such Hedge Agreement as to which any Loan Party or any Subsidiary is an Affected Party (as so defined) and, in either event, the Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $500,000; or
(f)                 Insolvency Proceedings, Etc .  Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its Property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)                Inability to Pay Debts; Attachment .  (i) Any Loan Party or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person; or
(h)                Judgments .  There is entered against any Loan Party or any of its Subsidiaries (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $500,000 (to the extent not covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)                  ERISA .  (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $500,000, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $500,000; or
(j)                 Invalidity of Loan Documents .  Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect or ceases to give the Administrative Agent, for the benefit of the Lenders, any part of the Liens purported to be created thereby; or any Loan Party or any other Affiliate of a Loan Party contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)               Change of Control .  There occurs any Change of Control; or
(l)                  Subordinated Indebtedness .  (i) There shall occur a “Default,” an “Event of Default” (or any comparable term) under any of the Subordinated Indebtedness Documents, or (ii) the subordination provisions of any of the Subordinated Indebtedness Documents shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the Subordinated Indebtedness; or
(m)              Concentration Account; Blocked Account .  There shall occur any rescission, revocation or modification of any instruction or agreement regarding the Concentration Account, any Blocked Accounts or the bank accounts relating thereto, including but not limited to the Standing Transfer Instructions, or any such instruction or agreement is amended or terminated without the written consent of the Administrative Agent; or
(n)                Exclusion Event .  There shall occur an Exclusion Event; or
(o)               Healthcare Permits .  A state or federal regulatory agency shall have revoked any Governmental Approvals or Healthcare Permit to the extent that such revocation could reasonably be expected to have a Material Adverse Effect, regardless of whether such Governmental Approvals or Healthcare Permit was held by or originally issued for the benefit of Borrower, a Subsidiary, or a Contract Provider with whom any Borrower or Subsidiary has entered into a management agreement.
(p)               Healthcare Law Fines .  A penalty or fine in excess of $500,000 is assessed against any Loan Party under any Healthcare Law.
9.02          Remedies Upon Event of Default .  Upon the occurrence of any Event of Default, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)                declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;
(b)               declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;
(c)                [Reserved]; and
(d)               exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;
provided , however , that upon the occurrence of any Event of Default described in Section 9.01(f) and 9.01(g) the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.  Except as expressly provided for herein, presentment, demand, protest and all other notices of any kind are hereby waived by the Borrowers.

9.03          [Reserved .]
9.04          Application of Funds .  Upon the occurrence and during the continuance of an Event of Default  (or after the Loans have otherwise become due and payable as set forth in the proviso to Section 9.02 ), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
(a)                First , to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article 3 ) payable to the Administrative Agent in its capacity as such;
(b)               Second , to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article 3 ), ratably among them in proportion to the amounts described in this clause (b) payable to them;
(c)                Third , to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Secured Hedge Agreement, ratably among the Secured Parties in proportion to the respective amounts described in this clause (c) held by them;
(d)               Fourth , to payment of that portion of the Obligations constituting unpaid principal of the Loans and breakage, termination or other payments, and any interest accrued thereon, due under any Secured Hedge Agreement that is required by the terms of Section 6.19 , ratably among the Secured Parties in proportion to the respective amounts described in this clause (d) held by them;
(e)                Fifth , to the payment of unpaid Obligations due under any Secured Hedge Agreements to the extent such Secured Hedge Agreement is permitted, but not required, by the terms hereof; and
(f)                 Last , the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.
In connection with any distribution of payments and collections pursuant to this Section 9.04 , the Administrative Agent shall be entitled to assume that no amounts are due to any Secured Hedge Provider unless such Secured Hedge Provider has notified the Administrative Agent of the amount of any such liability owed to it prior to such distribution.

ARTICLE 10

GUARANTY
10.01      The Guaranty .  Each Guarantor hereby guarantees to each Secured Party and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.  Each Guarantor hereby further agrees that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), each Guarantor will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal (collectively, the “ Guaranteed Obligations ”).
Subject to Section 10.06 and the last sentence of this Section 10.01 below, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Secured Party may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of any Guarantor to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will upon demand pay, or cause to be paid, in cash, to the Administrative Agent for the ratable benefit of Secured Parties, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for any Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against any Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Secured Parties as aforesaid.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, the Guaranteed Obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws.

10.02      Obligations Unconditional .  The Guaranteed Obligations of each Guarantor under Section 10.01 are joint and several and absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 10.02 that the obligations of each Guarantor hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article 10 until the Termination Date.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain joint and several and absolute and unconditional as described above:
(a)                at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;
(b)               any of the acts mentioned in any of the provisions of any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be done or omitted;
(c)                the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or any other agreement or instrument referred to in the Loan Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;
(d)               any Lien granted to, or in favor of, the Administrative Agent or any Secured Party or Secured Parties as security for any of the Obligations shall fail to attach or be perfected; or
(e)                any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).
10.03      Reinstatement .  The Guaranteed Obligations of any Guarantor under this Article 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Secured Party on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.
10.04      Waivers .  Each Guarantor hereby waives, to the fullest extent permitted by Law, for the benefit of the Administrative Agent and Secured Party:  (a) any right to require the Administrative Agent or any Secured Party, as a condition of payment or performance by such Guarantor, to (i) proceed against any Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from any Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Administrative Agent and Secured Parties in favor of any Borrower or any other Person, or (iv) pursue any other remedy in the power of the Administrative Agent and the Secured Parties whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of any Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of any Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal or any law, rule, regulation, or order of any jurisdiction affecting any term of the Guaranteed Obligations; (d) any defense based upon the Administrative Agent’s or any Secured Party’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that the Administrative Agent and the Secured Parties protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default under any Loan Document, any Secured Hedge Agreement or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to any Borrower and notices of any of the matters referred to in Section 10.02 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.  Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation to the extent permitted by Section 10.02 .
10.05      Remedies .  Each Guarantor agrees that, to the fullest extent permitted by law, as between such Guarantor, on the one hand, and the Administrative Agent and the Secured Parties, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 9.02 ) for purposes of Section 10.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by each Guarantor for purposes of Section 10.01 .  Each Guarantor acknowledges and agrees that its Guaranteed Obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Secured Parties may exercise their remedies thereunder in accordance with the terms thereof.
10.06      Contribution by Guarantors .  All Guarantors desire to allocate among themselves (collectively, the “ Contributing Guarantors ”), in a fair and equitable manner, their obligations arising under this Guaranty.  Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “ Funding Guarantor ”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date.  “ Fair Share ” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed.  “ Fair Share Contribution Amount ” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided , solely for purposes of calculating the “ Fair Share Contribution Amount ” with respect to any Contributing Guarantor for purposes of this Section 10.06 , any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor.  “ Aggregate Payments ” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 10.06 ), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 10.06 .  The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor.  The allocation among Contributing Guarantors of their obligations as set forth in this Section 10.06 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder.  Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 10.06 and a right to receive any Fair Share Contribution Amount shall be deemed an asset of the Guarantor entitled to such amount.
10.07      Guarantee of Payment; Continuing Guarantee .  The guarantee in this Article 10 is an absolute and unconditional guaranty of payment and not of collection, is a continuing and irrevocable guarantee, and shall apply to all Obligations whenever arising.
10.08      Subordination of Other Obligations .  Any Indebtedness of any Borrower or any Guarantor now or hereafter owing to any Guarantor (the “ Obligee Guarantor ”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent for its benefit and the benefit of the Secured Parties and shall forthwith be paid over to Administrative Agent for its benefit and the benefit of the Secured Parties to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.
ARTICLE 11

THE ADMINISTRATIVE AGENT
11.01      Appointment and Authorization of Administrative Agent .  Each Secured Party hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Secured Party or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “ agent ” herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
11.02      Delegation of Duties .  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through its, or its Affiliates’, agents, employees or attorneys-in-fact and shall be entitled to obtain and rely upon the advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as finally determined in a non-appealable decision of a court of competent jurisdiction).
11.03      Liability of Administrative Agent .  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein) (as finally determined in a non-appealable decision of a court of competent jurisdiction), or (b) be responsible in any manner to any Secured Party or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Secured Party or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.
11.04      Reliance by Administrative Agent .  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Secured Parties against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Secured Parties.
(a)                For purposes of determining compliance with the conditions specified in Sections 4.01 and 4.02 , each Lender that has signed this Agreement (or an addendum to this Agreement or a Joinder Agreement) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
11.05      Notice of Default .  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default and/or Event of Default, unless the Administrative Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to such Default and/or Event of Default as may be directed by the Required Lenders in accordance with Article 9 ; provided , however , that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default and/or Event of Default as it shall deem advisable or in the best interest of the Lenders.
11.06      Credit Decision; Disclosure of Information by Administrative Agent .  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrowers and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.
11.07      Indemnification of Administrative Agent .  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided , however , that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided , however , that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.07 .  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrowers.  The undertaking in this Section 11.07 shall survive the Termination Date and the resignation of the Administrative Agent.
11.08      Administrative Agent in its Individual Capacity .  CIT Healthcare and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though CIT Healthcare were not the Administrative Agent hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, CIT Healthcare or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, CIT Healthcare shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent, and the terms “ Lender ” and “ Lenders ” include CIT Healthcare in its individual capacity.
11.09      Successor Administrative Agent .  The Administrative Agent may resign as the Administrative Agent upon ten (10) days’ notice to the Lenders and Borrower Representative.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders (or the affiliates thereof) a successor administrative agent for the Lenders, which successor administrative agent shall (unless an Event of Default has occurred and is continuing) be subject to the approval of the Borrower Representative (which approval shall not be unreasonably withheld or delayed).  If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders, and, so long as no Default or Event of Default exists, the Borrower Representative, a successor administrative agent from among the Lenders (or the affiliates thereof).  Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” means such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties in such capacities shall be terminated without any other further act or deed on its behalf.  After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 11 and Sections 12.04 and 12.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor administrative agent has accepted appointment as the Administrative Agent by the date ten (10) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.
11.10      Administrative Agent May File Proofs of Claim .  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)                to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 12.04 ) allowed in such judicial proceeding; and
(b)               to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 12.04 .

11.11      Collateral and Guaranty Matters .  The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor and any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document (i) upon the Termination Date, (ii) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (iii) as approved in accordance with Section 12.01 .  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, pursuant to this Section 11.11 .
11.12      Other Agents; Arrangers and Managers .  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” (each, an “ Additional Titled Agent ”) shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such.  Without limiting the foregoing, no Additional Titled Agent shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any Additional Titled Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.  At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loans, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.
11.13      Cooperation of Loan Parties .  If necessary, each Loan Party agrees to (i) execute any documents (including new Revolving Notes and/or Term Notes) reasonably required to effectuate and acknowledge each assignment of a Commitment or Loan to an assignee in accordance with Section 12.07 , (ii) upon reasonable notice to Loan Parties, make the Loan Parties’ management available to meet with the Administrative Agent and prospective participants and assignees of Commitments or Loans and (iii) assist the Administrative Agent or the Lenders in the preparation of information relating to the financial affairs of the Loan Parties as any prospective participant or assignee of a Commitment or Loan reasonably may request.  Subject to the provisions of Section 12.08 , each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement.
ARTICLE 12

MISCELLANEOUS
12.01      Amendments, Etc .  No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Borrower or any other Loan Party therefrom, shall be effective unless in writing executed by the Required Lenders and the applicable Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and no amendment or waiver of any provision of any Collateral Document shall be effective unless in writing executed by the Administrative Agent (with the consent of the Required Lenders) and the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is delivered; provided , however , that no such amendment, waiver or consent shall:
(a)                extend the expiry or increase the amount of the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02 ) without the written consent of such Lender (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or Event of Default is not considered an extension or increase in Revolving Commitments of any Lender);
(b)               postpone any date fixed by this Agreement or any other Loan Document for any payment of principal (excluding mandatory prepayments), interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(c)                reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided , however , that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate and no change to the definition of “Consolidated Total Leverage Ratio” or in the component definitions thereto shall be considered to be a reduction or forgiveness of interest;
(d)               change Section 2.12(c) or Section 9.04 or the definition of “Pro Rata Share” in a manner that would alter the pro rata sharing or application of payments required thereby without the written consent of each Lender;
(e)                change any provision of this Section 12.01  or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender;
(f)                 release all or substantially all of the Collateral without the written consent of each Lender; or
(g)                release any Borrower; or release all or substantially all of the Guarantors from their obligations under the Loan Documents (or otherwise limit such Guarantors’ liability) without the written consent of each Lender;
and, provided further , that (i) no amendment, waiver or consent shall, unless in writing and executed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) [Reserved]; (iii) [Reserved]; (iv) a Secured Hedge Agreement may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (v) no amendment, waiver or consent of any provision of this Agreement or any Loan Document altering the priority of payment of Obligations arising under Secured Hedge Agreements or resulting in Obligations owing to any Secured Hedge Provider becoming unsecured (other than releases of Liens in accordance with terms hereof), without the written consent of such Secured Hedge Provider and (vi) no amendment, waiver or other modification to this Agreement shall, unless signed by Required Revolving Lenders, (A) amend Section 2.01(a) insofar as the revisions affect the substance of such Section, (B) change the definition of the term Required Revolving Lenders or the percentage of Lenders which shall be required for Required Revolving Lenders to take any action hereunder or (C) amend, waive or otherwise modify this Section 12.01 or the definitions of the terms used in this Section 12.01 insofar as the definitions affect the substance of this Section 12.01 .  Notwithstanding anything to the contrary herein, (i) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Revolving Commitment of such Lender may not be increased or extended without the consent of such Lender and (ii) Required Revolving Lenders are authorized, in their sole and absolute discretion, and without the consent of Required Lenders, to waive (x) any and all conditions to the funding of Revolving Loans set forth in Section 4.02 and/or (y) any Event of Default solely for the purpose of satisfying one or more conditions to the funding of Revolving Loans set forth in Section 4.02 .

Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities or extensions of credit to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof and (b) to include the Lenders holding such additional extensions of credit in any determination of Required Lenders.

12.02      Notices and Other Communications; Facsimile Copies .
(a)                General .  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (messages sent by electronic mail or other electronic transmission (other than by facsimile) shall not constitute a writing, however any signature on a document or other writing that is transmitted by electronic mail or facsimile machine shall constitute a valid signature for the purposes hereof).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or (subject to subsection (c) below) electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)                  if to the Loan Parties, the Borrower Representative or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 12.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
(ii)                if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower Representative and the Administrative Agent.
All such notices and other communications shall be deemed to be delivered or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided , however , that notices and other communications to the Administrative Agent pursuant to Article 2 shall not be effective until actually received by such Person.  In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b)               Effectiveness of Facsimile Documents and Signatures .  Loan Documents may be transmitted and/or executed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Administrative Agent and the Lenders.  The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided , however , that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.
(c)                Limited Use of Electronic Mail .  Electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 6.01 and Section 6.02 , and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.
(d)               Reliance by Administrative Agent and Lenders .  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly delivered by or on behalf of any Loan Party or the Borrower Representative even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly delivered by or on behalf of any Loan Party or Borrower Representative.  All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
12.03      No Waiver; Cumulative Remedies .  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
12.04      Attorney Costs, Expenses .  The Borrowers agree (a) to pay or reimburse the Administrative Agent for all reasonable costs and expenses paid or actually incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs and costs and expenses in connection with the use of IntraLinks, SyndTrak, StuckyNet, or other similar information transmission systems in connection with this Agreement, and (b) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs.  The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants, consultants and other outside experts retained by the Administrative Agent or any Lender.  All amounts due under this Section 12.04 shall be deemed part of the Obligations when incurred and shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 12.04 shall survive the Termination Date.
12.05      Indemnification by the Loan Parties .  Whether or not the transactions contemplated hereby are consummated, the Loan Parties agree jointly and severally to indemnify and hold harmless each Agent-Related Person, each Lender, each Secured Party and the respective Affiliates of all such Persons, directors, officers, employees, counsel, trustees, advisors, agents and attorneys-in-fact (collectively the “ Indemnitees ”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs and other costs of investigation or defense, including those incurred upon any appeal) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to any Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “ Indemnified Liabilities ”); provided , however , that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee (or such Indemnitee’s officers, directors, employees or agents).  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through the internet, IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee have any liability for any punitive, special, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether arising or occurring before or after the Closing Date).  All amounts due under this Section 12.05 shall be payable within ten (10) Business Days after demand therefor.  The agreements in this Section 12.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender and the Termination Date.  To the extent that the indemnification set forth in this Section 12.05 may be unenforceable, each Loan Party shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them.  Without limiting the generality of any provision of this Section 12.05 , to the fullest extent permitted by law, each Loan Party hereby waives all rights for contribution or any other rights of recovery with respect to liabilities, losses, damages, costs and expenses arising under or relating to Environmental Laws that it might have by statute or otherwise against any Indemnitee, except to the extent that such items are determined by a final and non-appealable decision of a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Indemnitee.
12.06      Payments Set Aside .  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.
12.07      Successors and Assigns .
(a)                Successors and Assigns Generally .  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 12.07 , (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 12.07 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 12.07 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 12.07 and, to the extent expressly contemplated hereby, the Indemnitees of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)               Assignments by Lenders .  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)                  Minimum Amounts.
(A)              in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)              in any case not described in subsection (b)(i)(A) of this Section 12.07 , the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, in the case of any assignment of a Revolving Commitment, or $1,000,000, in the case of any assignment of a Term Loan Commitment or Term Loan, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)                Proportionate Amounts .  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches or facilities on a non-pro rata basis.
(iii)               Required Consents .  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 12.07 and, in addition:
(A)              the consent of the Borrower Representative (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)              the consent of the Administrative Agent shall be required for assignments in respect of (i) a Revolving Commitment if such assignment is to a Person that is not a Lender with a Revolving Commitment, an Affiliate of such assigning Lender or an Approved Fund with respect to such assigning Lender or (ii) a Term Loan to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund.
(iv)              Assignment and Assumption .  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)                No Assignment to any Loan Party .  No such assignment may be made to any Loan Party or any of their respective Affiliates or Subsidiaries.
(vi)              No Assignment to Natural Persons .  No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 12.07 , from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01 , 3.04 , 3.05 , 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 12.07 .

(c)                Register .  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (the “ Registrar ”), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, the principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “ Register ”).  No assignment or transfer of a Loan or a Commitment shall be effective unless and until registered in the Register.  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary, provided that, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or any Borrower’s or other Loan Party’s Obligations in respect of any Loan.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.  Each Borrower hereby designates the entity serving as the Administrative Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section, and each Borrower hereby agrees that the entity serving as Registrar and its Affiliates, and their respective officers, directors, employees and agents shall constitute Indemnitees under Section 12.05 .  At the request of the registered Lender, the Registrar shall note a collateral assignment of a Loan on the Register and, provided that the Registrar has received the name and address of such collateral assignee, the Registrar (i) shall not permit any further transfers of the Loan on the Register absent receipt of written consent to such transfers from such collateral assignee and (ii) shall record the transfer of the Loan on the Register to such collateral assignee (or such collateral assignee’s designee, nominee or assignee) upon written request by such collateral assignee.
(d)               Participations .  Any Lender may at any time, without the consent of, or notice to, the Borrower Representative, any Loan Party or the Administrative Agent sell participations to any Person (other than a natural person or any Loan Party or any of its Affiliates or Subsidiaries) (each, a “ Participant ”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) each Borrower, each other Loan Party, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso of Section 12.01 that affects such Participant.  Subject to subsection (e) of this Section, each Borrower and each other Loan Party agrees that each Participant shall be entitled to the benefits of Sections 3.01 , 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e)                Limitations upon Participant Rights .  A Participant shall not be entitled to receive any greater payment under Sections 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01 as though it were a Lender.
(f)                 Certain Pledges .  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and any pledge to a trustee as security for the benefit of the noteholders and other securityholders or creditors of a Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto until the provisions of this Section regarding assignment are satisfied with respect to such pledge.
(g)                Lender Securitization .  In addition to any other assignment permitted pursuant to this Section, the Loan Parties hereby acknowledge that (x) the Lenders, their Affiliates and Approved Funds (the “ Lender Parties ”) may sell or securitize the Loans (a “ Lender Securitization ”) through the pledge of the Loans as collateral security for loans to a Lender Party or the assignment or issuance of direct or indirect interests in the Loans (such as, for instance, collateralized loan obligations), and (y) such Lender Securitization may be rated by a Rating Agency.  The Loan Parties shall reasonably cooperate with the Lender Parties to effect the Lender Securitization including by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Lender Securitization; provided that (i) any such amendment or additional documentation does not impose material additional costs on Borrowers and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of Borrowers under the Loan Documents or change or affect in a manner adverse to the Borrowers the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders or Rating Agencies in connection with the rating of the Loans or the Lender Securitization, and (c) providing a certificate (i) agreeing to indemnify the Lender Parties, or any party providing credit support or otherwise participating in the Lender Securitization, including any investors in a Lender Securitization entity (collectively, the “ Lender Securitization Parties ”) for any losses, claims, damages or liabilities (the “ Lender Securitization Liabilities ”) to which the Lender Parties or such Lender Securitization Parties may become subject insofar as the Lender Securitization Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lender Parties in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans, and (ii) agreeing to reimburse the Lender Parties and the other Lender Securitization Parties for any legal or other expenses reasonably incurred by such Persons in connection with defending the Lender Securitization Liabilities; provided, however, that such indemnity shall not, as to any Lender Securitization Parties, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Lender Securitization Parties (or such Lender Securitization Parties’ officers, directors, employees or agents).
(h)                Consent to Disclosure .  Subject to the provisions of Section 12.08 , each Loan Party authorizes each Lender to disclose to any prospective participant or assignee of a Commitment, any and all information in such Lender’s possession concerning the Loan Parties and their financial affairs which has been delivered to such Lender by or on behalf of the Loan Parties pursuant to this Agreement, or which has been delivered to such Lender by or on behalf of the Loan Parties in connection with such Lender’s credit evaluation of the Loan Parties prior to entering into this Agreement.
12.08      Confidentiality .
(a)                Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and Approved Funds and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, consultants, counsel, accountants, advisors, actual and prospective investors, and other representatives (collectively, the “ Representatives ”) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), or to Rating Agencies, (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar judicial or legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to (i) any assignee or pledgee of or Participant in, or any prospective assignee or pledgee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty to any swap or derivative transaction relating to any Borrower or any other Loan Party and its obligations, provided that such parties agree to be bound by confidentiality provisions substantially similar to those hereunder, and to the Representatives of the foregoing parties in clauses (i) and (ii), (g) with the consent of the Borrower Representative, or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, or any of their respective Representatives on a non-confidential basis from a source other than the Loan Parties.  The terms of this provision shall supersede and replace any previous agreement regarding the confidentiality of the Information.  This provision shall terminate upon the termination of the Commitments and payment of the Obligations.  For purposes of this Section, (i) “ Information ” means, all information received from any Loan Party or any of its Subsidiaries relating to any Loan Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to or in the possession of the Administrative Agent or any Lender or their Representatives on a non confidential basis prior to disclosure by any Loan Party or any of its Subsidiaries, provided that, such information was or is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information and (ii) “ Rating Agencies ” means Moody’s, S&P, Fitch Ratings Ltd., or any other nationally recognized rating agency or service.  Notwithstanding anything herein to the contrary, “Information” shall not include, and the Administrative Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby.
(b)               No Borrower or Affiliate thereof will issue any press releases or other public disclosure using the name of “CIT Healthcare LLC” or its Affiliates or any other Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least three (3) Business Days’ prior notice to such Lender and without the prior written consent of such Lender unless (and only to the extent that) such Borrower or Affiliate is required to do so under law and then, in any event, such Borrower or Affiliate will consult with such Lender before issuing such press release or other public disclosure.  The Borrowers hereby consent to the publication by any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.  Each Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
12.09      Set-off .  In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of a Lender is authorized at any time and from time to time, with the prior written consent of the Administrative Agent, but without prior notice to the Borrowers or any other Loan Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness.  Each Lender agrees promptly to notify the Borrowers and the Administrative Agent after any such set-off by such Lender or any of its Affiliates and application made by such Lender or Affiliate; provided , however , that the failure to give such notice shall not affect the validity of such set-off and application.
12.10      Interest Rate Limitation .  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “ Maximum Rate ”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
12.11      Counterparts .  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
12.12      Integration .  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter; provided that the Fee Letter and the Commitment Letter (to the extent expressly stated in the Commitment Letter that such terms survive) shall survive the effectiveness of this Agreement and the initial Credit Extensions hereunder and shall continue to be in full force and effect after the Closing Date in accordance with their terms.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.
12.13      Survival of Representations and Warranties .  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.
12.14      Severability .  If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
12.15      Replacement of Lenders .  Under any circumstances set forth herein providing that the Borrowers shall have the right to replace a Lender as a party to this Agreement, the Borrowers may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Revolving Commitment and outstanding Loans (with the assignment fee to be paid by the Borrowers in such instance) at par pursuant to Section 12.07(b) to one or more other Lenders or eligible assignees procured by the Borrowers (each, a “replacement lender”); provided , however , that if the Borrowers elect to exercise such right with respect to any Lender pursuant to Section 3.06(b) , it shall be obligated to replace all Lenders that have made similar requests for compensation pursuant to Section 3.01 or 3.04 .  The Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 3.01 , 3.04 or 3.05 , as applicable, through the date of such sale and assignment.  Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans.
12.16      Governing Law .
(a)                THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO AND THERETO SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.
(b)               EACH PARTY HERETO HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (INCLUDING ITS APPELLATE DIVISION), AND OF ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK, FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH LOAN PARTY HEREBY ALSO SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ALL FEDERAL AND STATE COURTS SITTING IN ANY STATE IN WHICH A BORROWER OR OTHER LOAN PARTY OWNS PROPERTY OR OPERATES ITS BUSINESS.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
12.17      Waiver of Right to Trial by Jury .  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
12.18      USA Patriot Act Notice .  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the Patriot Act.
12.19      Nonliability of Lenders .  The relationship between the Loan Parties on the one hand and the Lenders and the Administrative Agent on the other hand shall be solely that of borrower or guarantor, as applicable, and lender.  Neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to any Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Loan Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, in connection herewith or therewith is solely that of debtor and creditor.  Neither the Administrative Agent nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations.  The Loan Parties agree that neither the Administrative Agent nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  NO LENDER PARTY SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT, NOR SHALL ANY LENDER PARTY HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER REPRESENTATIVE ON BEHALF OF ITSELF AND EACH OTHER LOAN PARTY, HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ARISING OUT OF ITS ACTIVITIES IN CONNECTION HEREWITH OR THEREWITH (WHETHER BEFORE OR AFTER THE CLOSING DATE).  The Loan Parties acknowledge that they have been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party.  No joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, Lenders or among the Loan Parties and the Lenders and the Administrative Agent.
ARTICLE 13

appointment of THE Borrower representative; joint and several liability of the Borrowers
13.01      Borrower Representative .  Each Borrower hereby irrevocably appoints the Borrower Representative, as the agent for such Borrower on its behalf, to (i) request Loans from the Lenders, (ii) to give and receive notices under the Loan Documents and (iii) take all other action which the Borrower Representative or the Borrowers are permitted or required to take under this Agreement.
13.02      Joint and Several Liability of Borrowers .
(a)                Joint and Several Liability .  Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to the Administrative Agent and Secured Parties and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to the Administrative Agent and Secured Parties by each other Borrower.  Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 13.02 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 13.02 shall be absolute, unconditional and irrevocable, irrespective of, and unaffected by, (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, any Obligation or any agreement, document or instrument to which any Borrower is or may become a party; (ii) the absence of any action to enforce any Obligation or the waiver or consent by the Administrative Agent or any Secured Party with respect to any of the provisions governing any Obligation; (iii) the insolvency of any Borrower or Subsidiary; and (iv) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.  Each Borrower shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.
(b)               Waivers by Borrowers .  Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel the Administrative Agent or Lenders to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower or Subsidiary, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower.  Each Borrower consents and agrees that the Administrative Agent or the Lenders may, at any time and from time to time, without notice or demand, whether before or after an actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower:  (i) with the consent of the other Borrowers, supplement, restate, modify, amend, increase, decrease, extent, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (ii) with the consent of the other Borrowers, supplement, restate, modify, amend, increase, decrease, or enter into or give any agreement with respect to, this Agreement or any part thereof, or any of the Security Documents; (iii) waive, approve or consent to any action, condition, covenant, default, remedy, right, representation or term of this Agreement or any other Loan Document; (iv) accept partial payments; (v) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Administrative Agent or Lenders in their sole and absolute discretion may determine; (vi) release any person from any personal liability with respect to this Agreement or any part thereof; (vii) settle, release on terms satisfactory to the Required Lenders or by operation of applicable Laws or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (viii) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby.  It is agreed among each Borrower, the Administrative Agent and Lenders that the foregoing consents and waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 13.02 and such waivers, the Administrative Agent and Lenders would decline to enter into this Agreement.
(c)                Benefit of Guaranty .  Each Borrower agrees that the provisions of this Section 13.02 are for the benefit of the Administrative Agent and the other Secured Parties and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and the Administrative Agent or the other Secured Parties, the obligations of such other Borrower under the Loan Documents.
(d)               Waiver of Subrogation, Etc .  Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 13.02(g) , each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date.  Each Borrower acknowledges and agrees that this waiver is intended to benefit the Administrative Agent and Lenders and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 13.02 , and that the Administrative Agent, Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.02(d) .
(e)                Election of Remedies .  If the Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents, the Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 13.02 .  If, in the exercise of any of its rights and remedies, the Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Borrower or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by the Administrative Agent or such Lender and waives any claim based upon such action, even if such action by the Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by the Administrative Agent or such Lender.  Any election of remedies that results in the denial or impairment of the right of the Administrative Agent or any Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations.
(f)                 Limitation .  Notwithstanding any provision herein contained to the contrary, each Borrower’s liability under this Section 13.02 (which liability is in any event in addition to amounts for which such Borrower is primarily liable under Article 2 ) shall be limited to an amount not to exceed as of any date of determination the greater of:
(i)                  the net amount of all Loans advanced to any other Borrower under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower; and
(ii)                the amount that could be claimed by the Administrative Agent and Lenders from such Borrower under this Section 13.02 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Borrower’s right of contribution and indemnification from each other Borrower under Section 13.02(g) .
(g)                Contribution with Respect to Guaranty Obligations .
(i)                  To the extent that any Borrower shall make a payment under this Section 13.02 of all or any of the Obligations (other than Loans made to that Borrower for which it is primarily liable) (a “ Guarantor Payment ”) that, taking into account all other Guarantor Payments then previously or concurrently made by any other Borrower, exceeds the amount that such Borrower would otherwise have paid if each Borrower had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Borrower’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Borrowers as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Borrower shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Borrower for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.
(ii)                As of any date of determination, the “ Allocable Amount ” of any Borrower shall be equal to the maximum amount of the claim that could then be recovered from such Borrower under this Section 13.02 without rendering such claim voidable or avoidable under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.
(iii)               This Section 13.02(g) is intended only to define the relative rights of Borrowers and nothing set forth in this Section 13.02(g) is intended to or shall impair the obligations of Borrowers, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13.02(a) .  Nothing contained in this Section 13.02(g) shall limit the liability of any Borrower to pay the Loans made directly or indirectly to that Borrower and accrued interest, fees and expenses with respect thereto for which such Borrower shall be primarily liable.
(iv)              The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Borrower to which such contribution and indemnification is owing.
(v)                The rights of the indemnifying Borrowers against other Borrowers under this Section 13.02(g) shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.
(h)                Liability Cumulative .  The liability of Borrowers under this Section 13.02 is in addition to and shall be cumulative with all liabilities of each Borrower to the Administrative Agent and Lenders under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any Obligations or obligation of the other Borrower, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.
(i)                  Stay of Acceleration .  If acceleration of the time for payment of any amount payable by the Borrowers under this Agreement is stayed upon the insolvency, bankruptcy or reorganization of any of the Borrowers, all such amounts otherwise subject to acceleration under the terms of this Agreement shall nonetheless be payable jointly and severally by the Borrower hereunder forthwith on demand by the Administrative Agent made at the request of the Required Lenders.
(j)                 Benefit to Borrowers .  All of the Borrowers and their Subsidiaries are engaged in related businesses and integrated to such an extent that the financial strength and flexibility of each such Person has a direct impact on the success of each other Person.  Each Borrower and each Subsidiary will derive substantial direct and indirect benefit from the extension of credit hereunder.
Signature Pages Follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWERS:
ALLION HEALTHCARE, INC.
BIOMED HEALTHCARE, INC.

ACCESS THERAPEUTICS, INC.
ATLAS RESPIRATORY SERVICES, INC.

BIOMED CALIFORNIA, INC.

BIOMED FLORIDA, INC.

BIOMED KANSAS, INC.

BIOMED PA, INC.

BIOMED PHARMACEUTICALS, INC.

BIOMED TEXAS, INC.

ACCESS HEALTHCARE SERVICES, LLC

MOMS PHARMACY OF BROOKLYN, INC.

MOMS PHARMACY, INC., a New York corporation

MOMS PHARMACY, INC., a California corporation

MAIL ORDER MEDS OF FLORIDA, LLC

ORIS HEALTH, INC.

NORTH AMERICAN HOME HEALTH SUPPLY, INC.

MEDICINE MADE EASY

SPECIALTY PHARMACIES, INC.

By:  _ /s/ Michael P. Moran _____________

Name:  Michael P. Moran

Title: President

ADMINISTRATIVE AGENT:	CIT HEALTHCARE LLC, as Administrative Agent By: /s/ Steven R. Dowe Name: Steven R. Dowe Title: Managing Director
LENDER(S):	CIT HEALTHCARE LLC, as a Lender By: /s/ Steven R. Dowe Name: Steven R. Dowe Title: Managing Director